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Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Media Corporation:

        We have audited the accompanying consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity, comprehensive earnings (loss), and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Media Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 4 to the accompanying consolidated financial statements, effective January 1, 2007, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, and effective January 1, 2006 the Company adopted SFAS No. 123(R), Share-Based Payment.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Liberty Media Corporation's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2008 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

KPMG LLP

Denver, Colorado
February 28, 2008

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$3,135	3,107
Trade and other receivables, net	1,517	1,276
Inventory, net	975	831
Program rights	515	531
Current deferred tax assets	—	128
Other current assets	167	344
Assets of discontinued operations (note 6)	—	512

Total current assets	6,309	6,729

Investments in available-for-sale securities and other cost investments, including $1,183 million and $1,482 million pledged as collateral for share borrowing arrangements (note 7)	17,569	21,622
Investments in affiliates, accounted for using the equity method (note 10)	1,817	1,842
Investment in special purpose entity (note 8)	750	—
Property and equipment, at cost	1,894	1,531
Accumulated depreciation	(543)	(385)

	1,351	1,146

Intangible assets not subject to amortization (note 4):
Goodwill	7,855	7,588
Trademarks	2,515	2,471
Other	173	—

	10,543	10,059

Intangible assets subject to amortization, net (note 4)	3,863	3,910
Other assets, at cost, net of accumulated amortization (note 8)	3,447	2,330

Total assets	$45,649	47,638

        (continued)

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

December 31, 2007 and 2006

	2007	2006
	amounts in millions
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$605	508
Accrued interest	148	214
Other accrued liabilities	936	875
Current portion of debt (note 11)	191	114
Accrued stock compensation	207	160
Current deferred income tax liabilities	93	—
Other current liabilities (note 9)	1,294	1,597
Liabilities of discontinued operations (note 6)	—	101

Total current liabilities	3,474	3,569

Long-term debt, including $3,690 million measured at fair value at December 31, 2007 (note 11)	11,524	8,909
Deferred income tax liabilities (note 12)	8,458	9,661
Other liabilities	1,741	3,576

Total liabilities	25,197	25,715

Minority interests in equity of subsidiaries	866	290
Stockholders' equity (note 13):
Preferred stock, $.01 par value. Authorized 50,000,000 shares; no shares issued	—	—
Series A Liberty Capital common stock, $.01 par value. Authorized 400,000,000 shares; issued and outstanding 123,154,134 shares at December 31, 2007 and 134,503,165 shares at December 31, 2006	1	1
Series B Liberty Capital common stock, $.01 par value. Authorized 25,000,000 shares; issued and outstanding 5,988,319 shares at December 31, 2007 and 6,014,680 shares at December 31, 2006	—	—
Series A Liberty Interactive common stock, $.01 par value. Authorized 2,000,000,000 shares; issued and outstanding 568,864,900 shares at December 31, 2007 and 623,061,760 shares at December 31, 2006	6	6
Series B Liberty Interactive common stock, $.01 par value. Authorized 125,000,000 shares; issued and outstanding 29,502,405 shares at December 31, 2007 and 29,971,039 shares at December 31, 2006	—	—
Additional paid-in capital	25,637	28,112
Accumulated other comprehensive earnings, net of taxes (note 17)	4,073	5,952
Accumulated deficit	(10,131)	(12,438)

Total stockholders' equity	19,586	21,633

Commitments and contingencies (note 19)
Total liabilities and stockholders' equity	$45,649	47,638

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	amounts in millions, except per share amounts
Revenue:
Net retail sales	$7,802	7,326	6,501
Communications and programming services	1,621	1,287	1,145

	9,423	8,613	7,646

Operating costs and expenses:
Cost of sales	4,921	4,565	4,112
Operating	1,843	1,526	1,397
Selling, general and administrative, including stock-based compensation (note 4)	1,023	806	648
Depreciation	163	119	92
Amortization	512	463	453
Impairment of long-lived assets (note 4)	223	113	—

	8,685	7,592	6,702

Operating income	738	1,021	944
Other income (expense):
Interest expense	(641)	(680)	(626)
Dividend and interest income	321	214	143
Share of earnings of affiliates, net	22	91	13
Realized and unrealized gains (losses) on financial instruments, net (note 9)	1,269	(279)	257
Gains (losses) on dispositions, net (notes 7 and 17)	646	607	(361)
Other than temporary declines in fair value of investments (note 7)	(33)	(4)	(449)
Other, net	(1)	18	(39)

	1,583	(33)	(1,062)

Earnings (loss) from continuing operations before income taxes and minority interest	2,321	988	(118)
Income tax benefit (expense) (note 12)	(321)	(252)	126
Minority interests in earnings of subsidiaries	(35)	(27)	(51)

Earnings (loss) from continuing operations	1,965	709	(43)
Earnings from discontinued operations, net of taxes (note 6)	149	220	10
Cumulative effect of accounting change, net of taxes (note 4)	—	(89)	—

Net earnings (loss)	$2,114	840	(33)

Net earnings (loss):
Liberty Series A and Series B common stock	$—	94	(33)
Liberty Capital common stock	1,673	260	—
Liberty Interactive common stock	441	486	—

	$2,114	840	(33)

        (continued)

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	amounts in millions, except per share amounts
Basic earnings (loss) from continuing operations per common share (note 4):
Liberty Series A and Series B common stock	$—	.07	(.02)
Series A and Series B Liberty Capital common stock	$11.55	.24	—
Series A and Series B Liberty Interactive common stock	$.70	.73	—
Basic net earnings (loss) per common share (note 4):
Liberty Series A and Series B common stock	$—	.03	(.01)
Series A and Series B Liberty Capital common stock	$12.67	1.86	—
Series A and Series B Liberty Interactive common stock	$.70	.73	—
Diluted earnings (loss) from continuing operations per common share (note 4):
Liberty Series A and Series B common stock	$—	.07	(.02)
Series A and Series B Liberty Capital common stock	$11.46	.24	—
Series A and Series B Liberty Interactive common stock	$.69	.73	—
Diluted net earnings (loss) per common share (note 4):
Liberty Series A and Series B common stock	$—	.03	(.01)
Series A and Series B Liberty Capital common stock	$12.58	1.86	—
Series A and Series B Liberty Interactive common stock	$.69	.73	—

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	amounts in millions
Net earnings (loss)	$2,114	840	(33)

Other comprehensive earnings (loss), net of taxes (note 17):
Foreign currency translation adjustments	107	111	(5)
Recognition of previously unrealized foreign currency translation losses	—	—	312
Unrealized holding gains (losses) arising during the period	(1,611)	2,605	(1,121)
Recognition of previously unrealized losses (gains) on available-for-sale securities, net	(375)	(185)	217
Reclass unrealized gain on available-for-sale security to equity method investment	—	—	(197)
Other comprehensive earnings (loss) from discontinued operations (note 6)	—	—	(7)

Other comprehensive earnings (loss)	(1,879)	2,531	(801)

Comprehensive earnings (loss)	$235	3,371	(834)

Comprehensive earnings (loss):
Liberty Series A and Series B common stock	$—	755	(834)
Liberty Capital common stock	135	1,787	—
Liberty Interactive common stock	100	829	—

	$235	3,371	(834)

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	amounts in millions (see note 5)
Cash flows from operating activities:
Net earnings (loss)	$2,114	840	(33)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Earnings from discontinued operations	(149)	(220)	(10)
Cumulative effect of accounting change	—	89	—
Depreciation and amortization	675	582	545
Impairment of long-lived assets	223	113	—
Stock-based compensation	93	67	52
Cash payments for stock-based compensation	(40)	(115)	(103)
Noncash interest expense	9	108	101
Share of earnings of affiliates, net	(22)	(91)	(13)
Realized and unrealized losses (gains) on financial instruments, net	(1,269)	279	(257)
Losses (gains) on disposition of assets, net	(646)	(607)	361
Other than temporary declines in fair value of investments	33	4	449
Minority interests in earnings of subsidiaries	35	27	51
Deferred income tax expense (benefit)	120	(465)	(389)
Other noncash charges, net	141	44	41
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Current assets	(436)	(302)	(175)
Payables and other current liabilities	277	660	446

Net cash provided by operating activities	1,158	1,013	1,066

Cash flows from investing activities:
Cash proceeds from dispositions	495	1,322	49
Premium proceeds from origination of derivatives	—	59	473
Net proceeds from settlement of derivatives	75	101	461
Cash received in exchange transactions	1,154	—	—
Cash paid for acquisitions, net of cash acquired	(348)	(1,207)	(96)
Investments in and loans to cost and equity investees	(159)	(235)	(24)
Investment in special purpose entity	(750)	—	—
Capital expenditures	(316)	(278)	(168)
Net sales (purchases) of short term investments	34	287	(85)
Net increase in restricted cash	(882)	—	—
Other investing activities, net	(36)	66	(7)

Net cash provided (used) by investing activities	(733)	115	603

Cash flows from financing activities:
Borrowings of debt	1,869	3,229	861
Repayments of debt	(498)	(2,191)	(1,801)
Repurchases of Liberty common stock	(2,529)	(954)	—
Contribution from minority owner	751	—	—
Other financing activities, net	1	(20)	89

Net cash provided (used) by financing activities	(406)	64	(851)

Effect of foreign currency exchange rates on cash	8	18	(45)

Net cash provided by (to) discontinued operations:
Cash provided by operating activities	8	62	75
Cash used by investing activities	(9)	(67)	(110)
Cash provided by financing activities	—	6	11
Change in available cash held by discontinued operations	2	—	(177)

Net cash provided by (to) discontinued operations	1	1	(201)

Net increase in cash and cash equivalents	28	1,211	572
Cash and cash equivalents at beginning of year	3,107	1,896	1,324

Cash and cash equivalents at end of year	$3,135	3,107	1,896

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended December 31, 2007, 2006 and 2005

		Common stock
				Liberty Capital		Liberty Interactive			Accumulated other comprehensive earnings
	Preferred stock							Additional paid-in capital		Accumulated deficit	Treasury stock	Total stockholders' equity
		Series A	Series B	Series A	Series B	Series A	Series B
	amounts in millions
Balance at January 1, 2005	$—	27	1	—	—	—	—	33,701	4,227	(13,245)	(125)	24,586
Net loss	—	—	—	—	—	—	—	—	—	(33)	—	(33)
Other comprehensive loss	—	—	—	—	—	—	—	—	(801)	—	—	(801)
Issuance of Series A common stock for investment in available-for-sale security	—	—	—	—	—	—	—	14	—	—	—	14
Amortization of deferred compensation	—	—	—	—	—	—	—	38	—	—	—	38
Distribution to stockholders for spin off of Discovery Holding Company ("DHC") (note 6)	—	—	—	—	—	—	—	(4,609)	(5)	—	—	(4,614)
Losses in connection with issuances of stock by subsidiaries and affiliates, net of taxes	—	—	—	—	—	—	—	(22)	—	—	—	(22)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	10	—	—	—	10
AT&T tax sharing agreement adjustments	—	—	—	—	—	—	—	(40)	—	—	—	(40)
Adjustment of spin off of Liberty Media International	—	—	—	—	—	—	—	(28)	—	—	—	(28)
Other	—	—	—	—	—	—	—	10	—	—	—	10

Balance at December 31, 2005	—	27	1	—	—	—	—	29,074	3,421	(13,278)	(125)	19,120
Net earnings	—	—	—	—	—	—	—	—	—	840	—	840
Other comprehensive earnings	—	—	—	—	—	—	—	—	2,531	—	—	2,531
Retirement of treasury stock	—	—	—	—	—	—	—	(125)	—	—	125	—
Distribution of Liberty Capital and Liberty Interactive common stock to stockholders (note 2)	—	(27)	(1)	1	—	7	—	20	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	4	—	—	—	4
Stock compensation	—	—	—	—	—	—	—	62	—	—	—	62
Issuance of Series A Liberty Interactive common stock for acquisition	—	—	—	—	—	—	—	36	—	—	—	36
Series A Liberty Interactive stock repurchases	—	—	—	—	—	(1)	—	(953)	—	—	—	(954)
Other	—	—	—	—	—	—	—	(6)	—	—	—	(6)

Balance at December 31, 2006	—	—	—	1	—	6	—	28,112	5,952	(12,438)	—	21,633
Net earnings	—	—	—	—	—	—	—	—	—	2,114	—	2,114
Other comprehensive loss	—	—	—	—	—	—	—	—	(1,879)	—	—	(1,879)
Cumulative effects of accounting changes (note 4)	—	—	—	—	—	—	—	—	—	193	—	193
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	35	—	—	—	35
Stock compensation	—	—	—	—	—	—	—	24	—	—	—	24
Issuance of Series A Liberty Interactive common stock for acquisition	—	—	—	—	—	—	—	7	—	—	—	7
Series A Liberty Interactive stock repurchases	—	—	—	—	—	—	—	(1,224)	—	—	—	(1,224)
Series A Liberty Capital stock repurchases	—	—	—	—	—	—	—	(1,305)	—	—	—	(1,305)
Other	—	—	—	—	—	—	—	(12)	—	—	—	(12)

Balance at December 31, 2007	$—	—	—	1	—	6	—	25,637	4,073	(10,131)	—	19,586

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(1) Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Liberty Media Corporation and its controlled subsidiaries (collectively, "Liberty" or the "Company" unless the context otherwise requires). All significant intercompany accounts and transactions have been eliminated in consolidation.

        Liberty, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the video and on-line commerce, media, communications and entertainment industries in North America, Europe and Asia.

(2) Tracking Stocks

        On May 9, 2006, Liberty completed a restructuring (the "Restructuring") pursuant to which the Company was organized as a new holding company. In the Restructuring, Liberty became the new publicly traded parent company of Liberty Media LLC (formerly known as Liberty Media Corporation, "Old Liberty"). In the Restructuring, each holder of Old Liberty's common stock received for each share of Old Liberty's Series A common stock held immediately prior to the Restructuring, 0.25 of a share of the Company's Series A Liberty Interactive common stock and 0.05 of a share of the Company's Series A Liberty Capital common stock, and for each share of Old Liberty's Series B common stock held immediately prior to the Restructuring, 0.25 of a share of the Company's Series B Liberty Interactive common stock and 0.05 of a share of the Company's Series B Liberty Capital common stock, in each case, with cash in lieu of any fractional shares. Liberty is the successor reporting company to Old Liberty.

        Each tracking stock issued in the Restructuring is intended to track and reflect the economic performance of one of two groups, the Interactive Group and the Capital Group, respectively.

        Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Interactive Group and the Capital Group have separate collections of businesses, assets and liabilities attributed to them, neither group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's stock or assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

        The term "Interactive Group" does not represent a separate legal entity, rather it represents those businesses, assets and liabilities which Liberty has attributed to that group. The assets and businesses Liberty has attributed to the Interactive Group are those engaged in video and on-line commerce, and include its interests in QVC, Inc. ("QVC"), Provide Commerce, Inc. ("Provide"), BuySeasons, Inc. ("BuySeasons"), Backcountry.com, Inc. ("Backcountry"), Bodybuilding.com, LLC ("Bodybuilding"), Expedia, Inc. and IAC/InterActiveCorp. The Interactive Group will also include such other businesses, assets and liabilities that Liberty's board of directors may in the future determine to attribute to the Interactive Group, including such other businesses and assets as Liberty may acquire for the Interactive Group. In addition, Liberty has attributed $3,108 million principal amount (as of December 31, 2007) of its senior notes and debentures to the Interactive Group.

        The term "Capital Group" also does not represent a separate legal entity, rather it represents all of Liberty's businesses, assets and liabilities other than those which have been attributed to the

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Interactive Group. The assets and businesses attributed to the Capital Group include Liberty's subsidiaries: Starz Entertainment, LLC ("Starz Entertainment"), Starz Media, LLC ("Starz Media"), FUN Technologies, Inc. ("FUN"), Atlanta National League Baseball Club, Inc. ("ANLBC"), Leisure Arts, Inc. ("Leisure Arts"), TruePosition, Inc. ("TruePosition") and WFRV and WJMN Television Station, Inc. ("WFRV TV Station"); its equity affiliates: GSN, LLC and WildBlue Communications, Inc.; and its interests in News Corporation, Time Warner Inc. and Sprint Nextel Corporation. The Capital Group will also include such other businesses, assets and liabilities that Liberty's board of directors may in the future determine to attribute to the Capital Group, including such other businesses and assets as Liberty may acquire for the Capital Group. In addition, Liberty has attributed $5,231 million principal amount (as of December 31, 2007) of its senior exchangeable debentures and bank debt to the Capital Group.

        See Exhibit 99.1 to this Annual Report on Form 10-K for unaudited attributed financial information for Liberty's tracking stock groups.

(3) News Corporation Exchange and Proposed Tracking Stocks

        Subsequent to December 31, 2007, Liberty completed an exchange transaction (the "News Corporation Exchange") with News Corporation pursuant to which Liberty exchanged its approximate 16% ownership interest in News Corporation for a subsidiary of News Corporation which holds an approximate 41% interest in The DIRECTV Group, Inc., three regional sports television networks and approximately $465 million in cash.

        In connection with the consummation of the News Corporation Exchange, Liberty intends to amend and restated its certificate of incorporation to reclassify the Liberty Capital common stock into two new tracking stocks, one to retain the designation Liberty Capital common stock and the other to be designated the Liberty Entertainment common stock (the "Reclassification"). Upon completion of the Reclassification, the Liberty Entertainment common stock would be intended to track and reflect the separate economic performance of a newly designated Entertainment Group, which initially would have attributed to it a portion of the businesses, assets and liabilities that are currently attributed to the Capital Group, including Liberty's subsidiaries Starz Entertainment and FUN, its equity interests in GSN, LLC and WildBlue Communications, Inc. and approximately $500 million of cash and $551 million principal amount (as of December 31, 2007) of Liberty's publicly-traded debt. In addition, Liberty would attribute to the Entertainment Group all of the businesses and assets received in the News Corporation Exchange.

        Upon implementation of the Reclassification, the Capital Group would have attributed to it all of Liberty's businesses, assets and liabilities not attributed to the Interactive Group or the Entertainment Group, including its subsidiaries Starz Media, ANLBC, Leisure Arts, TruePosition and WFRV TV Station, and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation. In addition, the Capital Group would have attributed to it $3,930 million principal amount (as of December 31, 2007) of Liberty's existing publicly-traded debt and $750 million of its bank debt.

        The Reclassification would not change the businesses, assets and liabilities attributed to the Interactive Group.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

Receivables

        Receivables are reflected net of an allowance for doubtful accounts. Such allowance aggregated $80 million and $72 million at December 31, 2007 and 2006, respectively. A summary of activity in the allowance for doubtful accounts is as follows:

		Additions
	Balance beginning of year	Charged to expense	Acquisitions	Deductions- write-offs	Balance end of year
	amounts in millions
2007	$72	41	1	(34)	80

2006	$66	27	14	(35)	72

2005	$63	37	—	(34)	66

Inventory

        Inventory, consisting primarily of products held for sale, is stated at the lower of cost or market. Cost is determined by the average cost method, which approximates the first-in, first-out method.

Program Rights

        Program rights are amortized on a film-by-film basis over the anticipated number of exhibitions. Program rights payable are initially recorded at the estimated cost of the programs when the film is available for airing.

Investment in Films and Television Programs

        Investment in films and television programs generally includes the cost of proprietary films and television programs that have been released, completed and not released, in production, and in development or pre-production. Capitalized costs include the acquisition of story rights, the development of stories, production labor, postproduction costs and allocable overhead and interest costs. Investment in films and television programs is stated at the lower of unamortized cost or estimated fair value on an individual film basis. Investment in films and television programs is amortized using the individual-film-forecast method, whereby the costs are charged to expense and participation and residual costs are accrued based on the proportion that current revenue from the films bear to an estimate of total revenue anticipated from all markets (ultimate revenue). Ultimate revenue estimates generally may not exceed ten years following the date of initial release or from the date of delivery of the first episode for episodic television series.

        Estimates of ultimate revenue involve uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management's future revenue estimates.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

        Investment in films and television programs in development or pre-production is periodically reviewed to determine whether they will ultimately be used in the production of a film. Costs of films in development or pre-production are charged to expense if the project is abandoned, or if the film has not been set for production within three years from the time of the first capitalized transaction.

        The investment in films and television programs is reviewed for impairment on a title-by-title basis when an event or change in circumstances indicates that a film should be assessed. If the estimated fair value of a film is less than its unamortized cost, then the excess of unamortized costs over the estimated fair value is charged to expense.

Investments

        All marketable equity and debt securities held by the Company are classified as available-for-sale ("AFS") and are carried at fair value generally based on quoted market prices. Unrealized holding gains and losses on AFS securities are carried net of taxes as a component of accumulated other comprehensive earnings in stockholders' equity. Realized gains and losses are determined on an average cost basis. Other investments in which the Company's ownership interest is less than 20% and are not considered marketable securities are carried at cost.

        For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliate as they occur rather than as dividends or other distributions are received. Losses are limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or loss of affiliates also includes any other than temporary declines in fair value recognized during the period.

        Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as increases or decreases in stockholders' equity.

        The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company's carrying value; and the financial condition, operating performance and near term prospects of the investee. In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be other than temporary, the cost basis of the security is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such investment. The Company's assessment of the foregoing factors involves a high degree of judgment and accordingly, actual results may differ materially from the Company's estimates and judgments. Writedowns for cost investments and AFS securities are included in the consolidated statements of operations as other than temporary declines in fair values of investments. Writedowns for equity method investments are included in share of earnings (losses) of affiliates.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Derivative Instruments and Hedging Activities

        The Company uses various derivative instruments including equity collars, bond swaps and interest rate swaps to manage fair value and cash flow risk associated with many of its investments and some of its variable rate debt. Liberty's derivative instruments are executed with counterparties who are well known major financial institutions. While Liberty believes these derivative instruments effectively manage the risks highlighted above, they are subject to counterparty credit risk. Counterparty credit risk is the risk that the counterparty is unable to perform under the terms of the derivative instrument upon settlement of the derivative instrument. To protect itself against credit risk associated with these counterparties the Company generally:

  •
  executes its derivative instruments with several different counterparties, and

  •
  executes equity derivative instrument agreements which contain a provision that requires the counterparty to post the "in the money" portion of the derivative instrument into a cash collateral account for the Company's benefit, if the respective counterparty's credit rating for its senior unsecured debt were to reach certain levels, generally a rating that is below Standard & Poor's rating of A- and/or Moody's rating of A3.

        Due to the importance of these derivative instruments to its risk management strategy, Liberty actively monitors the creditworthiness of each of its counterparties. Based on its analysis, the Company currently considers nonperformance by any of its counterparties to be unlikely.

        Liberty accounts for its derivatives pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133") and related amendments and interpretations. All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. The Company has entered into several interest rate swap agreements to mitigate the cash flow risk associated with interest payments related to certain of its variable rate debt. These interest rate swap arrangements have been designated as cash flow hedges. The Company assesses the effectiveness of its interest rate swaps using the hypothetical derivative method. Hedge ineffectiveness had no impact on earnings for the years ended December 31, 2007 and 2006. None of the Company's other derivatives have been designated as hedges.

        The fair value of the Company's equity collars and other similar derivative instruments is estimated using third party estimates or the Black-Scholes model. The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate. The Company obtains volatility rates from independent sources based on the expected volatility of the underlying security over the remaining term of the derivative instrument. The volatility assumption is evaluated annually to determine if it should be adjusted, or more often if there are indications that it should be adjusted. A discount rate is obtained at the inception of the derivative instrument and updated each reporting period based on the Company's estimate of the discount rate at which it could currently settle the derivative instrument. Considerable management judgment is required in estimating the Black-Scholes variables. Actual

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

results upon settlement or unwinding of derivative instruments may differ materially from these estimates.

        Effective January 1, 2007, Liberty adopted Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140" ("Statement 155"). Statement 155, among other things, amends Statement 133 and permits fair value remeasurement of hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. Under Statement 133, Liberty reported the fair value of the call option feature of its senior exchangeable debentures separate from the long-term debt. The long-term debt portion was reported as the difference between the face amount of the debenture and the fair value of the call option feature on the date of issuance and was accreted through interest expense to its face amount over the expected term of the debenture. Pursuant to the provisions of Statement 155, Liberty now accounts for its senior exchangeable debentures at fair value rather than bifurcating such instruments into a debt instrument and a derivative instrument. Decreases in the fair value of the exchangeable debentures are included in realized and unrealized gains on financial instruments in the accompanying consolidated statements of operations and aggregated $541 million for the year ended December 31, 2007.

        The impact—increase/(decrease)—on Liberty's balance sheet of the adoption of Statement 155 is as follows (amounts in millions):

Other assets	$(47)
Long-term financial instrument liabilities	$(1,280)
Long-term debt	$1,848
Deferred income tax liabilities	$(234)
Accumulated deficit	$381

Property and Equipment

        Property and equipment, including significant improvements, is stated at cost. Depreciation is computed using the straight-line method using estimated useful lives of 3 to 20 years for support equipment and 10 to 40 years for buildings and improvements.

Intangible Assets

        The Company accounts for its intangible assets pursuant to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement 142"). Statement 142 requires that goodwill and other intangible assets with indefinite useful lives (collectively, "indefinite lived intangible assets") not be amortized, but instead be tested for impairment at least annually. Equity method goodwill is also not amortized, but is considered for impairment pursuant to Accounting Principles Board Opinion No. 18. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("Statement 144").

        Statement 142 requires the Company to perform an annual assessment of whether there is an indication that goodwill is impaired. To accomplish this, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. Statement 142 requires the Company to consider equity method affiliates as separate reporting units. As a result, a portion of the Company's

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

enterprise-level goodwill balance is allocated to various reporting units which include a single equity method investment as its only asset. To the extent that all or a portion of an equity method investment which is part of a reporting unit containing allocated goodwill is disposed of in the future, the allocated portion of goodwill will be relieved and included in the calculation of the gain or loss on disposal.

        The Company determines the fair value of its reporting units using independent appraisals, public trading prices and other means. The Company then compares the fair value of each reporting unit to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, the Company compares the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation, to its carrying amount, and records an impairment charge to the extent the carrying amount exceeds the implied fair value.

Goodwill

        Changes in the carrying amount of goodwill are as follows:

	QVC	Starz Entertainment	Starz Media	Other	Total
	amounts in millions
Balance at January 1, 2006	$5,273	1,383	—	153	6,809
Acquisitions(1)	5	—	357	521	883
Disposition(2)	—	—	—	(124)	(124)
Impairment(3)	—	—	—	(111)	(111)
Foreign currency translation adjustments	60	—	—	—	60
Other(4)	78	(12)	—	5	71

Balance at December 31, 2006	5,416	1,371	357	444	7,588
Acquisitions(1)	—	—	—	466	466
Impairment(3)	—	—	(182)	(32)	(214)
Foreign currency translation adjustments	44	—	14	—	58
Other(5)	(41)	—	5	(7)	(43)

Balance at December 31, 2007	$5,419	1,371	194	871	7,855

(1)
During the year ended December 31, 2007, Liberty completed several exchange transactions in which it received ANLBC, Leisure Arts and WFRV TV Station. Liberty also acquired Backcountry and Bodybuilding. The foregoing transactions resulted in the recording of $466 million of goodwill. During the year ended December 31, 2006, Liberty and its subsidiaries completed several acquisitions, including the acquisition of controlling interests in Provide, FUN, BuySeasons and IDT Entertainment, Inc., for aggregate cash consideration of $876 million, net of cash acquired, the issuance of Liberty common stock and the assumption of debt. In connection with these acquisitions, Liberty recorded goodwill of $883 million. The goodwill recorded for these transactions in 2007 and 2006 represents the difference between the consideration paid and the estimated fair value of the assets acquired.

(2)
During the second quarter of 2006, the Company sold its 50% interest in Courtroom Television Network, LLC ("Court TV"). In connection with such sale, the Company relieved $124 million of enterprise-level goodwill that had been allocated to the Court TV investment.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3)
In connection with its 2007 annual evaluation of the recoverability of Starz Media's goodwill, Liberty estimated the fair value of Starz Media's reporting units and concluded that the carrying value of certain reporting units exceeded their respective fair values. Accordingly, Liberty recognized a $182 million impairment charge related to goodwill. During the third quarter of 2007, FUN recognized a $32 million goodwill and $9 million other intangible impairment loss related to its sports information segment due to new competitors in the marketplace and the resulting loss of revenue and operating income. Liberty acquired its interest in FUN in March 2006. Subsequent to its acquisition, the market value of FUN's stock declined significantly due to the performance of certain of FUN's subsidiaries and uncertainty surrounding government legislation of Internet gambling which Liberty believes the market perceives as potentially impacting FUN's skill gaming business. In connection with its 2006 annual evaluation of the recoverability of FUN's goodwill, Liberty estimated the fair value of FUN using a combination of discounted cash flows and market comparisons and concluded that the carrying value of FUN's goodwill exceeded its fair value. Accordingly, Liberty recognized a $111 million impairment charge related to goodwill.

(4)
Other activity for QVC in 2006 represents Liberty's acquisition of shares of QVC common stock held by employees and officers of QVC. Amounts recorded as goodwill represent the difference between the price paid for such minority interest and the carrying amount of the minority interest less amounts allocated to other intangible assets.

(5)
Other activity for QVC in 2007 primarily relates to the reversal of certain tax reserves in connection with the adoption of FIN 48. Such tax reserves were established prior to Liberty's acquisition of a controlling interest in QVC in 2003. Accordingly, the offset to the reversal of the tax reserves is a reduction of goodwill.

Intangible Assets Subject to Amortization

        Intangible assets subject to amortization are comprised of the following:

	December 31, 2007			December 31, 2006
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	amounts in millions
Distribution rights	$2,326	(715)	1,611	2,699	(981)	1,718
Customer relationships	2,669	(785)	1,884	2,545	(581)	1,964
Other	911	(543)	368	699	(471)	228

Total	$5,906	(2,043)	3,863	5,943	(2,033)	3,910

        Distribution rights and customer relationships are amortized primarily over 14 years and 10-14 years, respectively. Amortization expense was $512 million, $463 million and $453 million for the years ended December 31, 2007, 2006 and 2005, respectively. Based on its amortizable intangible assets as of December 31, 2007, Liberty expects that amortization expense will be as follows for the next five years (amounts in millions):

2008	$508
2009	$458
2010	$422
2011	$388
2012	$369

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Impairment of Long-lived Assets

        Statement 144 requires that the Company periodically review the carrying amounts of its property and equipment and its intangible assets (other than goodwill) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Minority Interests

        Recognition of minority interests' share of losses of subsidiaries is generally limited to the amount of such minority interests' allocable portion of the common equity of those subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of subsidiaries have the right to cause the Company to repurchase such holders' common equity.

Foreign Currency Translation

        The functional currency of the Company is the United States ("U.S.") dollar. The functional currency of the Company's foreign operations generally is the applicable local currency for each foreign subsidiary. Assets and liabilities of foreign subsidiaries are translated at the spot rate in effect at the applicable reporting date, and the consolidated statements of operations are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in stockholders' equity.

        Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated statements of operations and comprehensive earnings as unrealized (based on the applicable period-end exchange rate) or realized upon settlement of the transactions.

Revenue Recognition

Revenue is recognized as follows:

  •
  Revenue from retail sales is recognized at the time of shipment to customers. An allowance for returned merchandise is provided as a percentage of sales based on historical experience. The total reduction in sales due to returns for the years ended December 31, 2007, 2006 and 2005 aggregated $1,651 million, $1,554 million and $1,375 million, respectively.

  •
  Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements.

  •
  Revenue from sales and licensing of software and related service and maintenance is recognized pursuant to Statement of Position No. 97-2, "Software Revenue Recognition." For multiple element contracts with vendor specific objective evidence, the Company recognizes revenue for each specific element when the earnings process is complete. If vendor specific objective

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

    evidence does not exist, revenue is deferred and recognized on a straight-line basis over the remaining term of the maintenance period after all other elements have been delivered.

  •
  Revenue relating to proprietary films is recognized in accordance with Statement of Position (SOP) 00-02, Accounting by Producers or Distributors of Films. Revenue from the theatrical release of feature films is recognized at the time of exhibition based on the Company's participation in box office receipts. Revenue from television licensing is recognized when the film or program is complete in accordance with the terms of the arrangement, the license period has begun and is available for telecast or exploitation.

Cost of Sales

        Cost of sales primarily includes actual product cost, provision for obsolete inventory, buying allowances received from suppliers, shipping and handling costs and warehouse costs.

Advertising Costs

        Advertising costs generally are expensed as incurred. Advertising expense aggregated $169 million, $112 million and $45 million for the years ended December 31, 2007, 2006 and 2005, respectively. Co-operative marketing costs are recognized as advertising expense to the extent an identifiable benefit is received and fair value of the benefit can be reasonably measured. Otherwise, such costs are recorded as a reduction of revenue.

Stock-Based Compensation

FASB Statement 123R

        As more fully described in note 15, the Company has granted to its directors, employees and employees of its subsidiaries options, stock appreciation rights ("SARs") and options with tandem SARs to purchase shares of Liberty common stock (collectively, "Awards"). In addition, QVC had granted combination stock options/SARs ("QVC Awards") to certain of its employees. In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("Statement 123R"). Statement 123R, which is a revision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on transactions in which an entity obtains employee services. Statement 123R generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). Statement 123R also requires companies to measure the cost of employee services received in exchange for an award of liability instruments (such as stock appreciation rights that will be settled in cash) based on the current fair value of the award, and to remeasure the fair value of the award at each reporting date.

        The Company adopted Statement 123R effective January 1, 2006. In connection with such adoption, the Company recorded an $89 million transition adjustment loss, which is net of related income taxes of $31 million. Under Statement 123R, the QVC Awards were required to be bifurcated into a liability award and an equity award. Previously, under APB Opinion No. 25, no liability was recorded. The transition adjustment primarily represents the fair value of the liability portion of the

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

QVC Awards at January 1, 2006. The transition adjustment is reflected in the accompanying consolidated statement of operations as the cumulative effect of accounting change.

        Included in selling, general and administrative expenses in the accompanying consolidated statements of operations are the following amounts of stock-based compensation (amounts in millions):

Years ended:
December 31, 2007	$93
December 31, 2006	$67
December 31, 2005	$52

        As of December 31, 2007, the total unrecognized compensation cost related to unvested Liberty equity awards was approximately $81 million. Such amount will be recognized in the Company's consolidated statements of operations over a weighted average period of approximately 2 years.

Pro Forma Disclosure

        Prior to adoption of Statement 123R, the Company accounted for compensation expense related to its Awards pursuant to the recognition and measurement provisions of APB Opinion No. 25. All of the Company's Awards were accounted for as variable plan awards, and compensation was recognized based upon the percentage of the options that were vested and the intrinsic value of the options at the balance sheet date. The Company accounted for QVC Awards using fixed-plan accounting. The following table illustrates the effect on earnings from continuing operations and earnings per share for the year ended December 31, 2005 as if the Company had applied the fair value recognition provisions of Statement 123 to its options. Compensation expense for SARs and options with tandem SARs was the same under APB Opinion No. 25 and Statement 123.

        Accordingly, no pro forma adjustment for such Awards is included in the following table (amounts in millions, except per share amounts).

Year ended December 31, 2005
Loss from continuing operations	$(43)
Add stock compensation as determined under the intrinsic value method, net of taxes	2
Deduct stock compensation as determined under the fair value method, net of taxes	(42)

Pro forma loss from continuing operations	$(83)

Basic and diluted loss from continuing operations per share:
As reported	$(.02)
Pro forma	$(.03)

Impact of Spin Off Transactions

        In connection with the spin off of Liberty subsidiaries Liberty Media International ("LMI") and Discovery Holding Company ("DHC") in 2004 and 2005, respectively, certain employees of Liberty received LMI and DHC options. Liberty records compensation expense related to these awards based on the grant date fair value over the remaining vesting period.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Income Taxes

        The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the company operates for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more-likely-than-not such net deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date.

        Effective January 1, 2007, Liberty adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In instances where the Company has taken or expects to take a tax position in its tax return and the Company believes it is more likely than not that such tax position will be upheld by the relevant taxing authority, the Company may record a benefit for such tax position in its consolidated financial statements.

        The impact—increase/(decrease)—on Liberty's balance sheet of the January 1, 2007 adoption of FIN 48 is as follows (amounts in millions):

Tax liabilities (including interest and penalties)	$(634)
Goodwill	$(31)
Deferred tax liabilities	$36
Accumulated deficit	$(574)
Other assets	$7

        When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Such interest expense is included in interest expense in the accompanying consolidated statements of operations. Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in other income (expense) in the accompanying consolidated statements of operations.

Earnings (Loss) Per Common Share

        Basic earnings (loss) per common share ("EPS") is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented.

Liberty Series A and Series B Common Stock

        The basic EPS calculation is based on 2,803 million weighted average outstanding shares of Liberty common stock for the period from January 1, 2006 to May 9, 2006, and 2,795 million weighted average shares outstanding for the year ended December 31, 2005. The diluted EPS calculation for the period from January 1, 2006 to May 9, 2006 includes 5 million dilutive securities. However, due to the relative

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

insignificance of these dilutive securities, their inclusion does not impact the EPS amount as reported in the accompanying consolidated statement of operations.

        The cumulative effect of accounting change per common share for the period from January 1, 2006 to May 9, 2006 was a loss of $0.03.

        Earnings (loss) from discontinued operations per common share was less than $.01 for 2006 and 2005.

Series A and Series B Liberty Capital Common Stock

        Liberty Capital basic EPS for the year ended December 31, 2007 and for the period from the Restructuring to December 31, 2006 was computed by dividing the net earnings attributable to the Capital Group by the weighted average outstanding shares of Liberty Capital common stock for the period (132 million and 140 million, respectively). Fully diluted EPS for the year ended December 31, 2007 includes 1 million common stock equivalents. Due to the relative insignificance of the dilutive securities for the period from the Restructuring to December 31, 2006, their inclusion does not impact the EPS amount. Excluded from diluted EPS for the year ended December 31, 2007 are less than 1 million potential common shares because their inclusion would be anti-dilutive.

        Earnings from discontinued operations per common share for the year ended December 31, 2007 and for the period from the Restructuring to December 31, 2006 is $1.13 and $1.62, respectively.

Series A and Series B Liberty Interactive Common Stock

        Liberty Interactive basic EPS for the year ended December 31, 2007 and for the period from the Restructuring to December 31, 2006 was computed by dividing the net earnings attributable to the Interactive Group by the weighted average outstanding shares of Liberty Interactive common stock for the period (634 million and 670 million, respectively). Fully diluted EPS for the year ended December 31, 2007 includes 2 million common stock equivalents. Due to the relative insignificance of the dilutive securities for the period from the Restructuring to December 31, 2006, their inclusion does not impact the EPS amount. Excluded from diluted EPS for the year ended December 31, 2007 are approximately 28 million potential common shares because their inclusion would be anti-dilutive.

Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Liberty considers (i) the estimate of the fair value of its long-lived assets (including goodwill) and any resulting impairment charges, (ii) its accounting for income taxes, (iii) its assessment of other than temporary declines in value of its investments and (iv) its estimates of retail related adjustments and allowances to be its most significant estimates.

        Liberty holds investments that are accounted for using the equity method. Liberty does not control the decision making process or business management practices of these affiliates. Accordingly, Liberty relies on management of these affiliates to provide it with accurate financial information prepared in accordance with GAAP that Liberty uses in the application of the equity method. In addition, Liberty relies on audit reports that are provided by the affiliates' independent auditors on the financial statements of such affiliates. The Company is not aware, however, of any errors in or possible

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

misstatements of the financial information provided by its equity affiliates that would have a material effect on Liberty's consolidated financial statements.

Recent Accounting Pronouncements

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("Statement 157"), which defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. Statement 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. Liberty does not expect that its adoption of Statement 157 will have a significant impact on the reported amounts of the assets and liabilities that it reports at fair value in its consolidated balance sheet.

        In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" ("Statement 159"). Statement 159 permits entities to choose to measure many financial instruments, such as AFS securities, and certain other items at fair value and to recognize the changes in fair value of such instruments in the entity's statement of operations. Currently under Statement of Financial Accounting Standards No. 115, entities are required to recognize changes in fair value of AFS securities in the balance sheet in accumulated other comprehensive earnings. Statement 159 is effective as of the beginning of an entity's fiscal year that begins after November 15, 2007. Effective January 1, 2008, Liberty plans to apply the provisions of Statement 159 to certain of its AFS securities which it considers non-strategic. As a result, changes in the fair value of the subject securities will be reported in unrealized gains/losses in its consolidated statement of operations, rather than a component of accumulated other comprehensive earnings in its consolidated balance sheet. The fair value of such securities was $4,839 million at December 31, 2007, and the amount of unrealized gains included in other comprehensive earnings that will be included in Liberty's cumulative effect of accounting change and reclassified to retained earnings upon adoption of Statement 159 is $1,039 million.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" ("Statement 141R"). Statement 141R replaces Statement of Financial Accounting Standards No. 141, "Business Combinations" ("Statement 141"), although it retains the fundamental requirement in Statement 141 that the acquisition method of accounting be used for all business combinations. Statement 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first fiscal year after December 15, 2008.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("Statement 160"). Statement 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, Statement 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. Statement 160 is effective for fiscal years beginning after December 15, 2008. Statement 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

applied retrospectively for all periods presented. Liberty expects that its adoption of Statement 160 in 2009 will impact the accounting for the purchase and sale and the presentation of the noncontrolling interests in its subsidiaries.

(5) Supplemental Disclosures to Consolidated Statements of Cash Flows

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Cash paid for acquisitions:
Fair value of assets acquired	$365	1,494	1
Net liabilities assumed	(41)	(227)	—
Deferred tax liabilities	(4)	(48)	—
Minority interest	35	259	95
Exchange of cost investment	—	(235)	—
Common stock issued	(7)	(36)	—

Cash paid for acquisitions, net of cash acquired	$348	1,207	96

Available-for-sale securities exchanged for consolidated subsidiaries and cash	$1,718	—	—

Cash paid for interest	$607	510	477

Cash paid for income taxes	$195	152	161

(6) Discontinued Operations

Sale of OpenTV Corp.

        On January 16, 2007, Liberty completed the sale of its controlling interest in OpenTV Corp. ("OPTV") to an unaffiliated third party for cash consideration of $132 million, $20 million of which was deposited in an escrow account to fund potential indemnification claims by the third party made prior to the first anniversary of the closing. Pursuant to an agreement between Liberty and OPTV, $5.4 million of the amount received by Liberty at closing was remitted to OPTV, and OPTV received 71.4% of the escrow account in the first quarter of 2008. Liberty recognized a pre-tax gain of $65 million upon consummation of the sale. Such gain is included in earnings from discontinued operations in the accompanying consolidated statement of operations. OPTV was attributed to the Capital Group.

Sale of Ascent Entertainment Group, Inc.

        On April 4, 2007, Liberty consummated a transaction with an unaffiliated third party pursuant to which Liberty sold its 100% ownership interest in Ascent Entertainment Group, Inc. ("AEG") for $332 million in cash and 2.05 million shares of common stock of the buyer valued at approximately $50 million. Liberty recognized a pre-tax gain of $163 million upon consummation of the sale. Such gain is included in earnings from discontinued operations. AEG's primary operating subsidiary is On Command Corporation. AEG was attributed to the Capital Group.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Spin Off of Discovery Holding Company

        On July 21, 2005 (the "DHC Spin Off Date"), Liberty completed the spin off (the "DHC Spin Off") of DHC to its shareholders. The DHC Spin Off was effected as a dividend by Liberty to holders of its Series A and Series B common stock of shares of DHC Series A and Series B common stock, respectively. The DHC Spin Off did not involve the payment of any consideration by the holders of Liberty common stock and is intended to qualify as a tax-free transaction. At the time of the DHC Spin Off, DHC's assets were comprised of Liberty's 100% ownership interest in Ascent Media Group, LLC, Liberty's 50% ownership interest in Discovery Communications, Inc. and $200 million in cash.

        Following the DHC Spin Off, DHC and Liberty operate independently, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the DHC Spin Off, DHC and Liberty entered into certain agreements in order to govern certain of the ongoing relationships between Liberty and DHC after the DHC Spin Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Facilities and Services Agreement and a Tax Sharing Agreement.

        The DHC Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the DHC Spin Off and cross indemnities. Pursuant to the DHC Facilities and Services Agreement, Liberty provides DHC with office space and certain general and administrative services including legal, tax, accounting, treasury and investor relations support. DHC reimburses Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for DHC's allocable portion of facilities costs and costs associated with any shared services or personnel.

        Under the DHC Tax Sharing Agreement, Liberty generally is responsible for U.S. federal, state and local and foreign income taxes owing with respect to consolidated returns which include both Liberty and DHC. DHC is responsible for all other taxes with respect to returns which include DHC, but do not include Liberty whether accruing before, on or after the DHC Spin Off. The DHC Tax Sharing Agreement requires that DHC will not take, or fail to take, any action where such action, or failure to act, would be inconsistent with or prohibit the DHC Spin Off from qualifying as a tax-free transaction. Moreover, DHC has indemnified Liberty for any loss resulting from such action or failure to act, if such action or failure to act precludes the DHC Spin Off from qualifying as a tax-free transaction.

        The consolidated financial statements and accompanying notes of Liberty have been prepared reflecting OPTV, AEG and DHC as discontinued operations. Accordingly, the assets and liabilities, revenue, costs and expenses, and cash flows of these subsidiaries have been excluded from the respective captions in the accompanying consolidated balance sheets, statements of operations, statements of comprehensive earnings (loss) and statements of cash flows and have been reported separately in such consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

        Certain combined statement of operations information for OPTV, AEG and DHC, which is included in earnings (loss) from discontinued operations, is as follows:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Revenue	$59	335	704
Earnings (loss) before income taxes and minority interests	$160	(30)	(1)

(7) Investments in Available-for-Sale Securities and Other Cost Investments

        Investments in AFS securities, which are recorded at their respective fair market values, and other cost investments are summarized as follows:

	December 31,
	2007	2006
	amounts in millions
Capital Group
News Corporation	$10,647	11,158
Time Warner Inc. ("Time Warner")(1)	1,695	3,728
Sprint Nextel Corporation ("Sprint")(2)	1,150	1,651
Motorola, Inc. ("Motorola")(3)	1,187	1,522
Other AFS equity securities(4)	655	830
Other AFS debt securities	156	135
Other cost investments and related receivables	35	34

Total attributed Capital Group	15,525	19,058

Interactive Group
IAC/InterActiveCorp ("IAC")	1,863	2,572
Other AFS securities	181	—

Total attributed Interactive Group	2,044	2,572

Consolidated Liberty	17,569	21,630
Less short-term investments	—	(8)

	$17,569	21,622

(1)
Includes $150 million and $198 million of shares pledged as collateral for share borrowing arrangements at December 31, 2007 and 2006, respectively.

(2)
Includes $118 million and $170 million of shares pledged as collateral for share borrowing arrangements at December 31, 2007 and 2006, respectively.

(3)
Includes $833 million and $1,068 million of shares pledged as collateral for share borrowing arrangements at December 31, 2007 and 2006, respectively.

(4)
Includes $82 million and $46 million of shares pledged as collateral for share borrowing arrangements at December 31, 2007 and 2006, respectively.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Time Warner

        On May 17, 2007, Liberty completed a transaction (the "Time Warner Exchange") with Time Warner in which Liberty exchanged approximately 68.5 million shares of Time Warner common stock valued at $1,479 million for a subsidiary of Time Warner which holds ANLBC, Leisure Arts and $984 million in cash. Liberty recognized a pre-tax gain of $582 million based on the difference between the fair value and the weighted average cost basis of the Time Warner shares exchanged.

CBS Corporation

        On April 16, 2007, Liberty completed a transaction (the "CBS Exchange") with CBS Corporation pursuant to which Liberty exchanged all of its 7.6 million shares of CBS Class B common stock valued at $239 million for a subsidiary of CBS that holds WFRV TV Station and approximately $170 million in cash. Liberty recognized a pre-tax gain of $31 million based on the difference between the fair value and the weighted average cost basis of the CBS shares exchanged.

        On a pro forma basis, the results of operations of ANLBC, Leisure Arts and WFRV TV Station are not significant to those of Liberty for the years ended December 31, 2007 and 2006.

News Corporation

        Subsequent to December 31, 2007, Liberty completed the News Corporation Exchange pursuant to which it exchanged its approximate 16% ownership interest in News Corporation valued at approximately $10.1 billion on the closing date for a subsidiary of News Corporation, which owns News Corporation's approximate 41% interest in The DIRECTV Group, Inc., three regional sports television networks and approximately $465 million in cash.

IAC/InterActiveCorp

        Effective August 9, 2005, IAC completed the spin-off of its subsidiary, Expedia, Inc. ("Expedia"). Each share of IAC common stock and IAC Class B common stock owned at the time of the spin-off, including those owned by Liberty, was recapitalized as 1/2 of a share of the same class of IAC common stock and 1/2 of a share of the corresponding class of Expedia common stock. Immediately subsequent to the spin-off of Expedia, Liberty owned approximately 20% of the outstanding Expedia common stock representing an approximate 52% voting interest. However, under governance arrangements between Liberty and Mr. Barry Diller, the Chairman of Expedia, entered into in connection with the Expedia spin-off Mr. Diller voted Liberty's shares of Expedia, subject to certain limitations. As Liberty has the right to and has appointed 20% of the members of Expedia's board of directors, which is currently comprised of 10 members, Liberty accounts for this investment using the equity method of accounting. Liberty allocated its pre-spin off carrying value in IAC between IAC and Expedia based on the relative trading prices of IAC and Expedia. Unrealized holding gains included in the carrying value allocated to Expedia were reversed as part of this allocation.

        At December 31, 2007, Liberty owned approximately 25% of IAC common stock representing an approximate 59% voting interest. However, under governance arrangements existing at December 31, 2007, Mr. Barry Diller, the Chairman of IAC, voted Liberty's shares, subject to certain limitations. Due to this and the fact that Liberty had rights to appoint only two of the twelve members of the IAC board of directors, Liberty's ability to exert significant influence over IAC was limited. Accordingly, Liberty accounted for this investment as an AFS security.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

        Subsequent to December 31, 2007, Liberty increased its ownership interest in IAC to an approximate 30% equity interest and a 62% voting interest. On January 22, 2008, IAC and Mr. Diller filed a complaint styled IAC/InteractiveCorp, et al. v. Liberty Media Corporation, C.A. No. 3486 in the Delaware Chancery Court seeking a declaratory judgment that, among other things, a proposed spin off transaction by IAC and Mr. Diller's actions in respect thereof do not breach the foregoing governance arrangements. On January 24, 2008, we filed a complaint styled Liberty Media Corporation, et al. v. Diller, et al., C.A. No. 3491 in the Delaware Chancery Court against IAC, Mr. Diller and certain other members of IAC's board of directors seeking a judgment that, among other things, the proposed spin off transaction constitutes a violation of IAC's charter and breaches the foregoing governance arrangements. As a result of Mr. Diller's breach of these governance arrangements, his right to vote Liberty's shares has terminated, and the record holders of a majority of the voting power in IAC have, among other things, (a) acted by written consent to remove Mr. Diller and certain other members of the IAC board and appoint three of Liberty's officers to serve on the board of IAC, along with Liberty's two existing designees and (b) filed a complaint styled LMC Silver King, Inc., et al. v. IAC/InterActiveCorp, et al., C.A. No. 3501 in the Chancery Court seeking, among other things, a declaratory judgment that this written consent by those record holders was duly and validly executed and was effective upon delivery to IAC. The three actions referenced in this section have been consolidated by the court into an action styled In re IAC/InterActiveCorp C.A. No. 3486-VCL. Pursuant to a status-quo order entered by the Delaware Chancery Court, IAC is required to give Liberty advance notice of numerous actions and potential transactions, and the persons serving as directors of IAC prior to the delivery of the IAC majority stockholders' written consent will remain in office pending the outcome of the litigation. Liberty will continue to account for its investment in IAC as an AFS security pending the resolution of this litigation.

Other Than Temporary Declines in Fair Value of Investments

        During the years ended December 31, 2007, 2006 and 2005, Liberty determined that certain of its AFS securities and cost investments experienced other than temporary declines in value. The primary factors considered by Liberty in determining the timing of the recognition for the majority of these impairments was the length of time the investments traded below Liberty's cost bases and the lack of near-term prospects for recovery in the stock prices. As a result, the carrying amounts of such investments were adjusted to their respective fair values based primarily on quoted market prices at the balance sheet date. These adjustments are reflected as other than temporary declines in fair value of investments in the consolidated statements of operations.

Unrealized Holdings Gains and Losses

        Unrealized holding gains and losses related to investments in AFS securities are summarized below.

	December 31, 2007		December 31, 2006
	Equity securities	Debt securities	Equity securities	Debt securities
	amounts in millions
Gross unrealized holding gains	$6,249	—	9,335	—
Gross unrealized holding losses	$—	(12)	(1)	—

        The aggregate fair value of securities with unrealized holding losses at December 31, 2007 was $131 million. None of these securities had unrealized losses for more than 12 continuous months.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Investment in Special Purpose Entity

        In April 2007, Liberty and a third party financial institution (the "Financial Institution") jointly created a series of special purpose entities (the "Investment Fund"). Pursuant to the terms of the Investment Fund, a Liberty subsidiary borrowed $750 million from the Financial Institution with the intent to invest such proceeds in a portfolio of selected debt and mezzanine-level instruments of companies in the telecommunications, media and technology sectors (the "Debt Securities"). One of the special purpose entities in the Investment Fund ("MFC") is a variable interest entity of which the Financial Institution has been deemed the primary beneficiary and thus its parent for consolidation purposes. Liberty contributed the borrowed funds to MFC in exchange for a mandatorily redeemable preferred stock interest. MFC subsequently invested the proceeds as an equity investment in another special purpose entity ("LCAP Investments LLC") which will make and hold the investments in the Debt Securities. A Liberty subsidiary separately made a nominal investment in LCAP Investments LLC which allows it to serve as its Managing Member. LCAP Investments LLC is considered a variable interest entity of which Liberty is deemed the primary beneficiary as a result of various special profit and loss allocations set forth in the governing agreements. As a result, LCAP Investments LLC is treated as a consolidated subsidiary of Liberty. Liberty is required to post cash collateral for the benefit of the Financial Institution of up to 20% of the cost of the Debt Securities.

        The various accounting treatment determinations noted above for MFC and LCAP Investments LLC, as prescribed by FIN 46, "Consolidation of Variable Interest Entities," and Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," and related interpretations, have resulted in Liberty recording a balance sheet gross-up of the elements in the Investment Fund. The cash balances and Debt Securities held by LCAP Investments LLC are consolidated with Liberty and included in restricted cash and available-for-sale securities, respectively. The $750 million of bank financing held by the Liberty subsidiary is included in Liberty's consolidated debt balance. In addition, the preferred stock interest in MFC is presented separately as a long-term asset, and the equity interest held by MFC in LCAP Investments LLC is reflected as minority interest in Liberty's condensed consolidated balance sheet. The structural form of the Investment Fund does not meet the GAAP requirements necessary to offset, net or otherwise eliminate the gross-up of balance sheet accounts.

        The amount of restricted cash in the Investment Fund at December 31, 2007 is $692 million and is reflected in other long-term assets in Liberty's consolidated balance sheet.

        Subsequent to December 31, 2007 and as a result of the occurrence of certain triggering events contained in the terms of the Investment Fund, a portion of the Investment Fund structure was unwound, and MFC was liquidated. Accordingly, Liberty's preferred stock investment in MFC and the minority interest in LCAP Investments LLC were eliminated in equal amounts in the first quarter of 2008.

(9) Financial Instruments

Equity Collars and Put Options

        The Company has entered into equity collars, written put and call options and other financial instruments to manage market risk associated with its investments in certain marketable securities. These instruments are recorded at fair value based on option pricing models. Equity collars provide the Company with a put option that gives the Company the right to require the counterparty to purchase a specified number of shares of the underlying security at a specified price at a specified date in the future. Equity collars also provide the counterparty with a call option that gives the counterparty the

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

right to purchase the same securities at a specified price at a specified date in the future. The put option and the call option generally have equal fair values at the time of origination resulting in no cash receipts or payments.

Borrowed Shares

        From time to time and in connection with certain of its derivative instruments, Liberty borrows shares of the underlying securities from a counterparty and delivers these borrowed shares in settlement of maturing derivative positions. In these transactions, a similar number of shares that are owned by Liberty have been posted as collateral with the counterparty. These share borrowing arrangements can be terminated at any time at Liberty's option by delivering shares to the counterparty. The counterparty can terminate these arrangements at any time. The liability under these share borrowing arrangements is marked to market each reporting period with changes in value recorded in unrealized gains or losses in the consolidated statement of operations. The recorded amount of this liability as of December 31, 2007 and 2006 was $1,183 million and $1,482 million, respectively, and is included in other current liabilities in the accompanying consolidated balance sheets. The shares posted as collateral under these arrangements continue to be treated as AFS securities and are marked to market each reporting period with changes in value recorded as unrealized gains or losses in other comprehensive earnings.

Exchangeable Debenture Call Option Obligations

        Liberty has issued senior exchangeable debentures which are exchangeable for the value of a specified number of shares of Sprint and Embarq Corporation common stock, Motorola common stock, Viacom Class B and CBS Corporation Class B common stock or Time Warner common stock, as applicable. (See note 11 for a more complete description of the exchangeable debentures and the related accounting treatment.)

Realized and Unrealized Gains (Losses) on Financial Instruments

        Realized and unrealized gains (losses) on financial instruments are comprised of changes in the fair value of the following:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Senior exchangeable debentures	$541	—	—
Equity collars	527	(59)	311
Borrowed shares	298	(32)	(205)
Exchangeable debenture call option obligations	—	(353)	172
Other derivatives	(97)	165	(21)

	$1,269	(279)	257

(10) Investments in Affiliates Accounted for Using the Equity Method

        Liberty's most significant equity method investment is Expedia in which it has an approximate 24% economic interest as of December 31, 2007 and which had a carrying value of $1,301 million and $1,254 million as of December 31, 2007 and 2006, respectively. The fair value of the Company's

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

investment in Expedia was $2,189 million and $1,452 million at December 31, 2007 and 2006, respectively. Summarized unaudited financial information for Expedia is as follows:

  Expedia Consolidated Balance Sheets

	December 31,
	2007	2006
	amounts in millions
Current assets	$1,046	1,178
Property and equipment	179	137
Goodwill	6,006	5,861
Intangible assets	971	1,029
Other assets	93	59

Total assets	$8,295	8,264

Current liabilities	$1,774	1,402
Deferred income taxes	351	362
Long-term debt	1,085	500
Other liabilities	205	34
Minority interest	62	62
Stockholders' equity	4,818	5,904

Total liabilities and equity	$8,295	8,264

Expedia Consolidated Statements of Operations

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Revenue	$2,665	2,238	2,119
Cost of revenue	(562)	(503)	(480)

Gross profit	2,103	1,735	1,639
Selling, general and administrative expenses	(1,496)	(1,273)	(1,116)
Amortization	(78)	(111)	(126)

Operating income	529	351	397
Interest expense	(53)	(17)	(2)
Interest income	39	32	51
Other income (expense)	(16)	18	(31)
Income tax expense	(203)	(139)	(186)

Net earnings	$296	245	229

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(11) Long-Term Debt

        Debt is summarized as follows:

		Carrying value December 31,
	Outstanding principal December 31, 2007
		2007	2006
	amounts in millions
Capital Group
Senior exchangeable debentures
0.75% Senior Exchangeable Debentures due 2023	$1,750	1,820	1,637
4% Senior Exchangeable Debentures due 2029	869	556	254
3.75% Senior Exchangeable Debentures due 2030	810	463	234
3.5% Senior Exchangeable Debentures due 2031	501	432	238
3.25% Senior Exchangeable Debentures due 2031	551	419	119
Liberty bank facility	750	750	—
Subsidiary debt	98	98	158

Total attributed Capital Group debt	5,329	4,538	2,640

Interactive Group
Senior notes and debentures
7.875% Senior Notes due 2009	670	668	667
7.75% Senior Notes due 2009	233	234	234
5.7% Senior Notes due 2013	803	801	800
8.5% Senior Debentures due 2029	500	495	495
8.25% Senior Debentures due 2030	902	895	895
QVC bank credit facilities	4,023	4,023	3,225
Other subsidiary debt	61	61	67

Total attributed Interactive Group debt	7,192	7,177	6,383

Total consolidated Liberty debt	$12,521	11,715	9,023

Less current maturities		(191)	(114)

Total long-term debt		$11,524	8,909

Senior Notes and Debentures

        Interest on the Senior Notes and Senior Debentures is payable semi-annually based on the date of issuance.

        The Senior Notes and Senior Debentures are stated net of an aggregate unamortized discount of $15 million and $17 million at December 31, 2007 and 2006, respectively. Such discount is being amortized to interest expense in the accompanying consolidated statements of operations.

Senior Exchangeable Debentures

        Each $1,000 debenture of Liberty's 0.75% Senior Exchangeable Debentures is exchangeable at the holder's option for the value of 57.4079 shares of Time Warner common stock. Liberty may, at its election, pay the exchange value in cash, Time Warner common stock, shares of Liberty common stock

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

or a combination thereof. On or after April 5, 2008, Liberty, at its option, may redeem the debentures, in whole or in part, for shares of Time Warner common stock, cash or any combination thereof equal to the face amount of the debentures plus accrued interest. On March 30, 2008, March 30, 2013 or March 30, 2018, each holder may cause Liberty to purchase its exchangeable debentures, and Liberty, at its election, may pay the purchase price in shares of Time Warner common stock, cash, Liberty common stock, or any combination thereof.

        The holders of Liberty's 0.75% Senior Exchangeable Debentures due 2023, which have an aggregate principal amount of approximately $1.75 billion, have the right to put such debentures to Liberty at 100% of par during the period from February 25, 2008 to March 24, 2008 for payment on March 31, 2008. Subsequent to December 31, 2007, Liberty notified its bondholders that it will pay cash for any debentures that are validly tendered pursuant to the put right. Liberty intends to fund the cash purchase price with committed funds obtained from financing involving certain of its equity derivatives.

        Each $1,000 debenture of Liberty's 4% Senior Exchangeable Debentures is exchangeable at the holder's option for the value of 11.4743 shares of Sprint common stock and .5737 shares of Embarq Corporation ("Embarq"), which Sprint spun off to its shareholders in May 2006. Liberty may, at its election, pay the exchange value in cash, Sprint and Embarq common stock or a combination thereof. Liberty, at its option, may redeem the debentures, in whole or in part, for cash generally equal to the face amount of the debentures plus accrued interest.

        Each $1,000 debenture of Liberty's 3.75% Senior Exchangeable Debentures is exchangeable at the holder's option for the value of 8.3882 shares of Sprint common stock and .4194 shares of Embarq common stock. Liberty may, at its election, pay the exchange value in cash, Sprint and Embarq common stock or a combination thereof. Liberty, at its option, may redeem the debentures, in whole or in part, for cash equal to the face amount of the debentures plus accrued interest.

        Each $1,000 debenture of Liberty's 3.5% Senior Exchangeable Debentures (the "Motorola Exchangeables") is exchangeable at the holder's option for the value of 36.8189 shares of Motorola common stock and, prior to the cash distribution described below, 4.0654 shares of Freescale Semiconductor, Inc. ("Freescale"), which Motorola spun off to its shareholders in December 2004. Such exchange value is payable, at Liberty's option, in cash, Motorola stock or a combination thereof. Liberty, at its option, may redeem the debentures, in whole or in part, for cash generally equal to the adjusted principal amount of the debentures plus accrued interest. As a result of the cash distribution described below, the adjusted principal amount of each $1,000 debenture is $837.38. Effective December 1, 2006, a consortium of private equity firms purchased all of the common stock of Freescale, including the Freescale common stock owned by Liberty. Pursuant to the terms of the indenture covering the Motorola Exchangeables, Liberty announced that it would make a cash distribution of $162.62 per $1,000 bond to holders of such bonds. Such distribution was made in January 2007, and Liberty reduced its outstanding debt by $97.6 million.

        Each $1,000 debenture of Liberty's 3.25% Senior Exchangeable Debentures is exchangeable at the holder's option for the value of 9.2833 shares of Viacom Class B common stock and 9.2833 shares of CBS Corporation ("CBS") Class B common stock, which Viacom spun off to its shareholders in December 2005. Such exchange value is payable at Liberty's option in cash, Viacom and CBS stock or a combination thereof. Liberty, at its option, may redeem the debentures, in whole or in part, for cash equal to the face amount of the debentures plus accrued interest.

        Interest on the Company's exchangeable debentures is payable semi-annually based on the date of issuance. At maturity, all of the Company's exchangeable debentures are payable in cash.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Liberty Bank Facility

        Represents borrowings related to the Investment Fund described in note 8 above. Borrowings accrue interest at a rate of LIBOR plus an applicable margin (5.43% at December 31, 2007).

QVC Bank Credit Facilities

        QVC is party to an unsecured $3.5 billion bank credit facility dated March 3, 2006 (the "March 2006 Credit Agreement"). The March 2006 Credit Agreement is comprised of two $800 million U.S. dollar term loans, a $600 million multi-currency term loan that was drawn in U.S. dollars, a $650 million U.S. dollar revolving loan and a $650 million multi-currency revolving loan. The foregoing multi-currency loans can be made, at QVC's option, in U.S. dollars, Japanese yen, U.K. pound sterling or euros. All loans are due and payable on March 3, 2011.

        QVC is party to a second credit agreement dated October 4, 2006, as amended on March 20, 2007 (the "October 2006 Credit Agreement"), which provides for an additional unsecured $1.75 billion credit facility, consisting of an $800 million initial term loan and $950 million of delayed draw term loans, all of which has been drawn. The loans are scheduled to mature on October 4, 2011.

        All loans under the March 2006 Credit Agreement and the October 2006 Credit Agreement bear interest at a rate equal to (i) LIBOR for the interest period selected by QVC plus a margin that varies based on QVC's leverage ratio or (ii) the higher of the Federal Funds Rate plus 0.50% or the prime rate announced by the respective Administrative Agent from time to time. The weighted average interest rate for all borrowings under QVC's Credit Agreements at December 31, 2007 was 5.65%. QVC is required to pay a commitment fee quarterly in arrears on the unused portion of the commitments. Such fees were not significant in 2007 or 2006.

        The March 2006 Credit Agreement and the October 2006 Credit Agreement contain restrictive covenants, which require among other things, the maintenance of certain financial ratios and include limitations on indebtedness, liens, encumbrances, dispositions, guarantees and dividends. QVC was in compliance with its debt covenants at December 31, 2007. QVC's ability to borrow the unused portion of its credit agreements is dependent on its continuing compliance with such covenants both before and after giving effect to such additional borrowing.

QVC Interest Rate Swap Arrangements

        QVC is party to ten separate interest rate swap arrangements with an aggregate notional amount of $2,200 million to manage the cash flow risk associated with interest payments on its variable rate debt. The swap arrangements provide for QVC to make fixed payments at rates ranging from 4.9575% to 5.2928% and to receive variable payments at 3 month LIBOR. All of the swap arrangements expire in March 2011 contemporaneously with the maturity of the March 2006 Credit Agreement. QVC is also party to an interest rate swap arrangement with a notional amount of $500 million. This swap arrangement, which expires in September 2008, provides for QVC to make fixed payments at 4.76% and to receive variable payments at 3 month LIBOR through March 18, 2008. Thereafter, QVC is to make fixed payments at 4.71% and to receive variable payments at 1 month LIBOR. Liberty accounts for the swap arrangements as cash flow hedges with the effective portions of changes in the fair value reflected in other comprehensive earnings in the accompanying consolidated balance sheet.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Other Subsidiary Debt

        Other subsidiary debt at December 31, 2007 is comprised of capitalized satellite transponder lease obligations and bank debt of certain subsidiaries.

Five Year Maturities

        The U.S. dollar equivalent of the annual principal maturities of Liberty's debt for each of the next five years is as follows (amounts in millions):

2008	$52
2009	$923
2010	$20
2011	$4,048
2012	$762

        The foregoing principal maturities for 2008 do not include any amounts for Liberty's 0.75% Senior Exchangeable Debentures that may be put to the Company in March 2008.

Fair Value of Debt

        Liberty estimates the fair value of its debt based on the quoted market prices for the same or similar issues or on the current rate offered to Liberty for debt of the same remaining maturities. The fair value of Liberty's publicly traded debt is as follows:

	December 31,
	2007	2006
	amounts in millions
Fixed rate senior notes	$1,655	1,678
Senior debentures	$1,323	1,422
Senior exchangeable debentures, including call option obligation	$3,690	4,361

        Liberty believes that the carrying amount of its subsidiary debt, which is primarily variable rate debt, approximated fair value at December 31, 2007.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(12) Income Taxes

        Income tax benefit (expense) consists of:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Current:
Federal	$(27)	(513)	(100)
State and local	(81)	(92)	(75)
Foreign	(93)	(112)	(88)

	(201)	(717)	(263)

Deferred:
Federal	(152)	362	219
State and local	31	99	172
Foreign	1	4	(2)

	(120)	465	389

Income tax benefit (expense)	$(321)	(252)	126

        Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Computed expected tax benefit (expense)	$(800)	(336)	59
Nontaxable exchange of investments for subsidiaries and cash	541	—	—
Change in estimated foreign and state tax rates	(4)	130	147
State and local income taxes, net of federal income taxes	(35)	(34)	7
Foreign taxes, net of foreign tax credits	(1)	(20)	(31)
Change in valuation allowance affecting tax expense	(9)	76	(40)
Impairment of goodwill not deductible for tax purposes	(11)	(39)	—
Disposition of nondeductible goodwill in sales transaction	—	(43)	—
Minority interest	(3)	(10)	(10)
Dividends received deduction	12	12	12
Disqualifying disposition of incentive stock options not deductible for book purposes	—	14	—
Other, net	(11)	(2)	(18)

Income tax benefit (expense)	$(321)	(252)	126

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2007	2006
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$315	470
Accrued stock compensation	90	79
Other accrued liabilities	206	214
Deferred revenue	316	231
Other future deductible amounts	117	117

Deferred tax assets	1,044	1,111
Valuation allowance	(63)	(47)

Net deferred tax assets	981	1,064

Deferred tax liabilities:
Investments	5,972	6,885
Intangible assets	2,284	2,362
Discount on exchangeable debentures	1,167	981
Other	109	369

Deferred tax liabilities	9,532	10,597

Net deferred tax liabilities	$8,551	9,533

        The Company's deferred tax assets and liabilities are reported in the accompanying consolidated balance sheets as follows:

	December 31,
	2007	2006
	amounts in millions
Current deferred tax assets	$—	(128)
Current deferred tax liabilities	93	—
Long-term deferred tax liabilities	8,458	9,661

Net deferred tax liabilities	$8,551	9,533

        The Company's valuation allowance increased $16 million in 2007. Such increase is due to a $9 million increase that affected tax expense and a $7 million increase for acquisitions.

        At December 31, 2007, Liberty had net operating and capital loss carryforwards for income tax purposes aggregating approximately $652 million which, if not utilized to reduce taxable income in future periods, will expire as follows: 2009: $329 million; 2011: $110 million; 2012: $92 million and beyond 2012: $121 million. Of the foregoing net operating and capital loss carryforward amount, approximately $263 million is subject to certain limitations and may not be currently utilized. The remaining $389 million is currently available to be utilized to offset future taxable income of Liberty's consolidated tax group.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

        Since the date Liberty issued its exchangeable debentures, it has claimed interest deductions on such exchangeable debentures for federal income tax purposes based on the "comparable yield" at which it could have issued a fixed-rate debenture with similar terms and conditions. In all instances, this policy has resulted in Liberty claiming interest deductions significantly in excess of the cash interest currently paid on its exchangeable debentures. In this regard, Liberty has deducted $2,847 million in cumulative interest expense associated with the exchangeable debentures since the Company's 2001 split off from AT&T Corp. ("AT&T"). Of that amount, $844 million represents cash interest payments. Interest deducted in prior years on its exchangeable debentures has contributed to net operating losses ("NOLs") or offset taxable income earned in prior taxable years and is offsetting taxable income earned in the current year.

        In connection with the IRS' examination of Liberty's 2003 through 2007 tax returns, and consistent with the position espoused in the previously issued Technical Advice Memorandums to other taxpayers, the IRS notified Liberty during the third quarter of 2007 that it believed the interest expense on Liberty's exchangeable debentures was not deductible for the period following Liberty's split-off from AT&T. In February 2008, Liberty reached a settlement with the IRS, which stipulates that interest deductions claimed on a portion of the exchangeable debentures will be disallowed and instead will reduce Liberty's gain on the future redemption or other retirement of such debt. The cumulative amount of interest deductions disallowed through December 31, 2007 under the settlement is $546 million. As a result, a portion of Liberty's NOLs were eliminated and Liberty had net taxable income in 2006 and 2007. Consequently, Liberty expects to remit federal income tax payments in 2008 and beyond.

        Because the settlement was reached after December 31, 2007, its effects will not be reflected for financial statement purposes until the first quarter of 2008. Liberty does not expect there will be a material impact on its total tax expense as the resulting increase in current tax expense will be largely offset by a decrease in deferred tax expense.

        A reconciliation of unrecognized tax benefits is as follows (amounts in millions):

Balance at January 1, 2007	$422
Additions based on tax positions related to the current year	45
Additions for tax positions of prior years	9
Reductions for tax positions of prior years	(7)
Settlements	(7)

Balance at December 31, 2007	$462

        As of December 31, 2007, the Company had recorded tax reserves of $462 million related to unrecognized tax benefits for uncertain tax positions. If such tax benefits were to be recognized for financial statement purposes, $447 million would be reflected in the Company's tax expense and affect its effective tax rate. Liberty's estimate of its unrecognized tax benefits related to uncertain tax positions requires a high degree of judgment.

        As of December 31, 2007, the Company's 2001 and 2002 tax years are closed for federal income tax purposes, although tax loss carryforwards from those years are still subject to adjustment. The Company's tax years 2003 through 2006 are under IRS examination, and its 2007 tax year is being examined currently as part of the IRS's Compliance Assurance Process ("CAP") program. In conjunction with the CAP program, the Company expects the IRS to complete its examination of the 2003 through 2007 tax years by the end of 2008. In January 2008, the Company was notified by the

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

states of California and New York that they intend to audit the Company's 2003 through 2005 tax years. The Company is currently under audit in the UK, Japan, and Germany. It is reasonably possible that the amount of the Company's gross unrecognized tax benefits may decrease within the next twelve months by up to $55 million, due to the potential resolution of certain disputes with the taxing authorities and the expiration of various statutes of limitation.

        During the year ended December 31, 2007, the Company recognized $6 million and $3 million of interest and penalties, respectively, related to uncertain tax positions. As of December 31, 2007, the Company had recorded $27 million of accrued interest and penalties related to uncertain tax positions.

(13) Stockholders' Equity

Preferred Stock

        Liberty's preferred stock is issuable, from time to time, with such designations, preferences and relative participating, optional or other rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such preferred stock adopted by Liberty's Board of Directors. As of December 31, 2007, no shares of preferred stock were issued.

Common Stock

        Series A Liberty Capital common stock and Series A Liberty Interactive common stock each has one vote per share, and Series B Liberty Capital common stock and Series B Liberty Interactive common stock each has ten votes per share. Each share of the Series B common stock is exchangeable at the option of the holder for one share of Series A common stock of the same group. The Series A and Series B common stock of each Group participate on an equal basis with respect to dividends and distributions of that Group.

        As of December 31, 2007, there were 2.8 million and 1.5 million shares of Series A and Series B Liberty Capital common stock, respectively, reserved for issuance under exercise privileges of outstanding stock options.

        As of December 31, 2007, there were 24.8 million and 7.5 million shares of Series A and Series B Liberty Interactive common stock, respectively, reserved for issuance under exercise privileges of outstanding stock options.

        In addition to the Series A and Series B Liberty Capital common stock and the Series A and Series B Liberty Interactive common stock, there are 300 million and 1,500 million shares of Series C Liberty Capital and Series C Liberty Interactive common stock, respectively, authorized for issuance. As of December 31, 2007, no shares of either Series C common stock were issued or outstanding.

        Prior to the Restructuring, the Company retired the 10,000,000 shares of Liberty Series B common stock held in treasury and returned them to the status of authorized and available for issuance.

Purchases of Common Stock

        During the year ended December 31, 2007, the Company repurchased 36.9 million shares of Series A Liberty Interactive common stock in the open market for aggregate cash consideration of $740 million.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

        In addition, Liberty completed a tender offer on June 12, 2007 pursuant to which it accepted for purchase 19,417,476 of Series A Liberty Interactive common stock at a price of $24.95 per share, or aggregate cash consideration of $484 million.

        During the period from May 10, 2006 to December 31, 2006, the Company repurchased 51.6 million shares of Series A Liberty Interactive common stock in the open market for aggregate cash consideration of $954 million. All of the foregoing shares were repurchased pursuant to a previously announced share repurchase program and have been retired and returned to the status of authorized and available for issuance.

        Liberty completed a tender offer on April 5, 2007, pursuant to which it accepted for purchase 11,540,680 shares of Series A Liberty Capital common stock at a price of $113.00 per share or aggregate cash consideration of $1,305 million (including transaction costs).

        During the year ended December 31, 2007, the Company sold put options on Series A Liberty Capital common stock for aggregate net cash proceeds of $20 million. As of December 31, 2007, put options with respect to approximately 1.6 million shares of Series A Liberty Capital common stock with a weighted average put price of $118.35 remained outstanding. Such put options expire on or before March 31, 2008. Liberty has also sold put options on Series A Liberty Interactive common stock for aggregate net cash proceeds of $14 million. As of December 31, 2007, put options with respect to approximately 8.8 million shares of Series A Liberty Interactive common stock with a weighted average put price of $20.34 remained outstanding. Such put options expire on or before March 31, 2008. The Company accounts for these put options pursuant to Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." Accordingly, the put options are recorded in financial instrument liabilities at fair value, and changes in the fair value are included in realized and unrealized gains (losses) on financial instruments in the accompanying condensed consolidated statement of operations.

        During the period from May 10, 2006 to December 31 2006, the Company sold put options on Liberty Capital Series A common stock and Liberty Interactive Series A common stock for aggregate cash proceeds of approximately $7 million. All such put options expired out of the money prior to December 31, 2006.

        During 2005, Liberty sold put options with respect to shares of its Series A common stock for net cash proceeds of $2 million. All such puts expired out of the money in 2006.

(14) Transactions with Officers and Directors

Chairman's Employment Agreement

        The Chairman's employment agreement provides for, among other things, deferral of a portion (not in excess of 40%) of the monthly compensation payable to him for all employment years commencing on or after January 1, 1993. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of the Chairman's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment. The aggregate liability under this arrangement at December 31, 2007 is $2 million, and is included in other liabilities in the accompanying consolidated balance sheet.

        The Chairman's employment agreement also provides that in the event of termination of his employment with Liberty, he will be entitled to receive 240 consecutive monthly payments equal to $15,000 increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences ($129,192 per month as of December 31, 2007). Such payments would

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

commence on the first day of the month succeeding the termination of employment. In the event of the Chairman's death, his beneficiaries would be entitled to receive the foregoing monthly payments. The aggregate liability under this arrangement at December 31, 2007 is $31 million, and is included in other liabilities in the accompanying consolidated balance sheet.

        The Company's Chairman deferred a portion of his monthly compensation under his previous employment agreement with Tele-Communications, Inc. ("TCI"). The Company assumed the obligation to pay that deferred compensation in connection with the TCI/AT&T Merger in 1999. The deferred obligation (together with interest at the rate of 13% per annum compounded annually), which aggregated $18 million at December 31, 2007 and is included in other liabilities in the accompanying consolidated balance sheets, is payable on a monthly basis, following the occurrence of specified events, under the terms of the previous employment agreement. The rate at which interest accrues on the deferred obligation was established in 1983 pursuant to the previous employment agreement.

(15) Stock Options and Stock Appreciation Rights

Liberty—Incentive Plans

        Pursuant to the Liberty Media Corporation 2000 Incentive Plan, as amended from time to time (the "2000 Liberty Incentive Plan"), the Company has granted to certain of its employees stock options, SARs and stock options with tandem SARs (collectively, "Awards") to purchase shares of Series A and Series B Liberty Capital and Liberty Interactive common stock. The 2000 Liberty Incentive Plan provides for Awards to be made in respect of a maximum of 48 million shares of Liberty common stock. On May 1, 2007, shareholders of the Company approved the Liberty Media Corporation 2007 Incentive Plan, which provides for Awards to be made in respect of a maximum of 30 million shares of Liberty common stock. Liberty issues new shares upon exercise of equity awards.

        On December 17, 2002, shareholders of the Company approved the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan, as amended from time to time (the "NDIP"). Under the NDIP, the Liberty Board of Directors (the "Liberty Board") has the full power and authority to grant eligible nonemployee directors stock options, SARs, stock options with tandem SARs, and restricted stock.

Liberty—Grants

        Awards granted pursuant to the Liberty Incentive Plan and the NDIP during 2005 through the Restructuring in 2006 are provided in the table below. The exercise prices in the table represent the

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

exercise price on the date of grant and have not been adjusted for the effects of the DHC Spin Off or the Restructuring, as applicable.

Grant year	Grant group	Grant type	Number of awards granted	Weighted average exercise price	Vesting period	Term	Weighted average grant date fair value
Series A Awards
2005	Employees	Options	9,076,750	$8.26	4 years	7 years	$2.34
2005	Non-employee directors	SARs	55,000	$10.36	1 year	10 years	$4.50
2006	Employees	Options	2,473,275	$8.24	4 years	7 years	$2.28
2006	Non-employee directors	Options	150,000	$8.70	1 year	10 years	$2.74
Series B Awards
2005	Employees	Options	1,800,000	$9.21	3 years	10 years	$4.67

        During the year ended December 31, 2007, Liberty granted 739,681 options to purchase shares of Series A Liberty Capital common stock and 6,093,384 shares of Series A Liberty Interactive common stock to certain of its directors, officers and employees and officers and employees of certain subsidiaries. Liberty used the Black-Scholes Model to estimate the grant date fair value of such options. The Series A Liberty Capital options and the Series A Liberty Interactive options granted in 2007 had a weighted average grant date fair value of $28.78 and $5.88, respectively.

        In 2006, subsequent to the Restructuring, Liberty granted 10,018,000 options to purchase Series A Liberty Interactive stock to officers and employees of certain of its subsidiaries. Such options had an estimated weighted average grant-date fair value of $4.94 per share.

        The Company has calculated the grant-date fair value for all of its equity classified awards and any subsequent remeasurement of its liability classified awards using the Black-Scholes Model. Prior to 2007, the Company calculated the expected term of the Awards using the methodology included in SEC Staff Accounting Bulletin No. 107. In 2007, the Company estimated the expected term of the Awards based on historical exercise and forfeiture data. The volatility used in the calculation for Awards granted in 2007 ranged from 20.8% to 25.3% for Liberty Interactive Awards and from 17.5% to 19.7% for Liberty Capital Awards and is based on the historical volatility of Liberty's stocks and the implied volatility of publicly traded Liberty options. The Company uses a zero dividend rate and the risk-free rate for Treasury Bonds with a term similar to that of the subject options.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Liberty—Outstanding Awards

        The following tables present the number and weighted average exercise price ("WAEP") of certain options, SARs and options with tandem SARs to purchase Liberty common stock granted to certain officers, employees and directors of the Company.

	Liberty Capital common stock				Liberty Interactive common stock
	Series A	WAEP	Series B	WAEP	Series A	WAEP	Series B	WAEP
	numbers of options in thousands
Outstanding at January 1, 2007	2,318	$93.24	1,498	$101.37	21,503	$19.71	7,491	$23.41
Granted	740	$113.37	—		6,093	$20.96	—
Exercised	(255)	$84.97	—		(1,594)	$17.40	—
Forfeited	(16)	$274.95	—		(681)	$27.64	—
Repurchased	—		—		(510)	$17.76	—

Outstanding at December 31, 2007	2,787	$97.21	1,498	$101.37	24,811	$19.97	7,491	$23.41

Exercisable at December 31, 2007	1,734	$95.49	1,468	$101.69	11,290	$21.05	7,341	$23.48

        The following table provides additional information about outstanding options to purchase Liberty common stock at December 31, 2007.

	No. of outstanding options (000's)	WAEP of outstanding options	Weighted average remaining life	Aggregate intrinsic value (000's)	No. of exercisable options (000's)	WAEP of exercisable options	Aggregate intrinsic value (000's)
Series A Capital	2,787	$97.21	4.8 years	$59,623	1,734	$95.49	$41,768
Series B Capital	1,498	$101.37	3.4 years	$23,335	1,468	$101.69	$22,391
Series A Interactive	24,811	$19.97	5.2 years	$16,466	11,290	$21.05	$6,745
Series B Interactive	7,491	$23.41	3.4 years	$—	7,341	$23.48	$—

Liberty—Exercises

        The aggregate intrinsic value of all options exercised during the years ended December 31, 2007, 2006 and 2005 was $16 million, $52 million and $109 million, respectively.

Liberty—Restricted Stock

        The following table presents the number and weighted average grant-date fair value ("WAFV") of unvested restricted shares of Liberty common stock held by certain officers and employees of the Company as of December 31, 2007 (numbers of shares in thousands).

	Number of shares	WAFV
Series A Liberty Capital	57	$104.68
Series A Liberty Interactive	222	$20.96

        The aggregate fair value of all restricted shares of Liberty common stock that vested during the years ended December 31, 2007, 2006 and 2005 was $28 million, $30 million and $35 million, respectively.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

QVC Awards

        QVC had a qualified and nonqualified combination stock option/stock appreciation rights plan (collectively, the "Tandem Plan") for employees, officers, directors and other persons designated by the Stock Option Committee of QVC's board of directors. Under the Tandem Plan, the option price was generally equal to the fair market value, as determined by an independent appraisal, of a share of the underlying common stock of QVC at the date of the grant. If the eligible participant elected the SAR feature of the Tandem Plan, the participant received 75% of the excess of the fair market value of a share of QVC common stock over the exercise price of the option to which it was attached at the exercise date. QVC applied fixed plan accounting in accordance with APB Opinion No. 25. Under the Tandem Plan, option/SAR terms were ten years from the date of grant, with options/SARs generally becoming exercisable over four years from the date of grant. During the years ended December 31, 2006 and 2005, QVC received cash proceeds from the exercise of options aggregating $48 million and $46 million, respectively. In 2005, QVC also repurchased shares of common stock issued upon exercise of stock options in prior years. Cash payments aggregated $71 million for these repurchases.

        On August 14, 2006, QVC terminated the Tandem Plan and offered to exchange Liberty Interactive Share Units, as defined below, for all outstanding unvested QVC Awards as of September 30, 2006 (the "Exchange Offer"). At the time of the Exchange Offer, there were 150,234 outstanding options to purchase QVC common stock. Of those outstanding options, 70,168 were vested and exercisable and 80,066 were unvested. Each holder of unvested QVC options who accepted the Exchange Offer received Liberty Interactive Share Units in an amount equal to the in-the-money value of the exchanged QVC options divided by the closing market price of Series A Liberty Interactive common stock on the trading day preceding commencement of the Exchange Offer. Liberty Interactive Share Units vest on the same vesting schedule as the unvested QVC Awards and represent the right to receive a cash payment equal to the value of Liberty Interactive common stock on the vesting date. All unvested QVC Awards were exchanged for approximately 2,348,000 Liberty Interactive Share Units. Liberty accounted for the Exchange Offer as a settlement of the outstanding unvested QVC Awards. The difference between the fair value of the Liberty Interactive Share Units and the fair value of unvested QVC Awards was reflected as a reduction to 2006 stock-based compensation.

        Also on August 14, 2006, a subsidiary of Liberty offered to purchase for cash all outstanding shares of QVC common stock owned by officers and employees of QVC and all vested QVC Awards (the "Tender Offer"). Officers and employees of QVC owned 54,973 shares or 1.09% of QVC common stock at the time of the Tender Offer. The Exchange Offer and the Tender Offer both expired on September 30, 2006. All vested QVC Awards and 49,575 outstanding shares of QVC common stock were tendered as of September 30, 2006 resulting in cash payments aggregating approximately $258 million. The remaining 5,398 shares of QVC common stock were redeemed subsequent to September 30, 2006 for additional aggregate cash payments of approximately $17 million. Liberty accounted for the cash paid for outstanding shares of QVC common stock as the acquisition of a minority interest. The difference between the cash paid and the carrying value of the minority interest was allocated to intangible assets using a purchase accounting model. The cash paid for vested options was less than the carrying value of the related liability. Such difference was reflected as a reduction to 2006 stock-based compensation. The aggregate credit to stock-based compensation for the Exchange Offer and the Tender Offer was $24 million. Subsequent to the completion of the foregoing transactions, Liberty owns 100% of the equity of QVC.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Starz Entertainment

        Starz Entertainment has outstanding Phantom Stock Appreciation Rights ("PSARS") held by its former chief executive officer. Such PSARs are fully vested and expire on October 17, 2011, and Starz Entertainment has accrued $136 million as of December 31, 2007 related to the PSARs. Such amount is payable in cash, Liberty common stock or a combination thereof.

Other

        Certain of the Company's other subsidiaries have stock based compensation plans under which employees and non-employees are granted options or similar stock based awards. Awards made under these plans vest and become exercisable over various terms. The awards and compensation recorded, if any, under these plans is not significant to Liberty.

(16) Employee Benefit Plans

        Liberty is the sponsor of the Liberty Media 401(k) Savings Plan (the "Liberty 401(k) Plan"), which provides its employees and the employees of certain of its subsidiaries an opportunity for ownership in the Company and creates a retirement fund. The Liberty 401(k) Plan provides for employees to make contributions to a trust for investment in Liberty common stock, as well as several mutual funds. The Company and its subsidiaries make matching contributions to the Liberty 401(k) Plan based on a percentage of the amount contributed by employees. In addition, certain of the Company's subsidiaries have similar employee benefit plans. Employer cash contributions to all plans aggregated $26 million, $27 million and $22 million for the years ended December 31, 2007, 2006 and 2005, respectively.

(17) Other Comprehensive Earnings (Loss)

        Accumulated other comprehensive earnings (loss) included in Liberty's consolidated balance sheets and consolidated statements of stockholders' equity reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on AFS securities.

        The change in the components of accumulated other comprehensive earnings (loss), net of taxes, is summarized as follows:

	Foreign currency translation adjustments	Unrealized holding gains (losses) on securities	Discontinued operations	Accumulated other comprehensive earnings (loss), net of taxes
	amounts in millions
Balance at January 1, 2005	$(257)	4,463	21	4,227
Other comprehensive earnings (loss)	307	(1,101)	(7)	(801)
Other activity	—	—	(5)	(5)

Balance at December 31, 2005	50	3,362	9	3,421
Other comprehensive earnings	111	2,420	—	2,531

Balance at December 31, 2006	161	5,782	9	5,952
Other comprehensive earnings	107	(1,977)	(9)	(1,879)

Balance at December 31, 2007	$268	3,805	—	4,073

        Included in Liberty's accumulated other comprehensive earnings (loss) at January 1, 2005 was $123 million, net of income taxes, of foreign currency translation losses related to Cablevisión, S.A.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

("Cablevisión"), a former equity method investment of Liberty, and $186 million, net of income taxes, of foreign currency translation losses related to Telewest Global, Inc. ("Telewest"), another former equity method investment of Liberty. In the first quarter of 2005, Liberty disposed of its interests in Cablevisión and Telewest. Accordingly, Liberty recognized in its statement of operations $488 million of foreign currency translation losses (before income tax benefits) related to Cablevisión and Telewest that were previously included in accumulated other comprehensive earnings (loss).

        The components of other comprehensive earnings (loss) are reflected in Liberty's consolidated statements of comprehensive earnings (loss) net of taxes. The following table summarizes the tax effects related to each component of other comprehensive earnings (loss).

	Before-tax amount	Tax (expense) benefit	Net-of-tax amount
	amounts in millions
Year ended December 31, 2007:
Foreign currency translation adjustments	$172	(65)	107
Unrealized holding losses on securities arising during period	(2,598)	987	(1,611)
Reclassification adjustment for holding gains realized in net earnings	(605)	230	(375)

Other comprehensive earnings	$(3,031)	1,152	(1,879)

Year ended December 31, 2006:
Foreign currency translation adjustments	$179	(68)	111
Unrealized holding gains on securities arising during period	4,202	(1,597)	2,605
Reclassification adjustment for holding gains realized in net loss	(298)	113	(185)

Other comprehensive earnings	$4,083	(1,552)	2,531

Year ended December 31, 2005:
Foreign currency translation adjustments	$(8)	3	(5)
Reclassification adjustment for currency losses realized in net earnings	503	(191)	312
Unrealized holding losses on securities arising during period	(1,808)	687	(1,121)
Reclassification adjustment for holding gains realized in net earnings	350	(133)	217
Reclass unrealized gain on AFS security	(318)	121	(197)
Discontinued operations	(11)	4	(7)

Other comprehensive loss	$(1,292)	491	(801)

(18) Transactions with Related Parties

        Starz Entertainment pays Revolution Studios ("Revolution"), an equity affiliate, fees for the rights to exhibit films produced by Revolution. Payments aggregated $58 million, $69 million and $84 million in 2007, 2006 and 2005, respectively.

(19) Commitments and Contingencies

Film Rights

        Starz Entertainment, a wholly-owned subsidiary of Liberty, provides premium video programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States. Starz Entertainment has entered into agreements with a number of motion picture producers which obligate Starz Entertainment to pay fees ("Programming Fees") for the rights to

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

exhibit certain films that are released by these producers. The unpaid balance of Programming Fees for films that were available for exhibition by Starz Entertainment at December 31, 2007 is reflected as a liability in the accompanying consolidated balance sheet. The balance due as of December 31, 2007 is payable as follows: $99 million in 2008; $13 million in 2009; and $6 million thereafter.

        Starz Entertainment has also contracted to pay Programming Fees for films that have been released theatrically, but are not available for exhibition by Starz Entertainment until some future date. These amounts have not been accrued at December 31, 2007. Starz Entertainment's estimate of amounts payable under these agreements is as follows: $482 million in 2008; $158 million in 2009; $102 million in 2010; $101 million in 2011; $94 million in 2012 and $178 million thereafter.

        In addition, Starz Entertainment is also obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company through 2012 and all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment ("Sony") through 2013. Films are generally available to Starz Entertainment for exhibition 10-12 months after their theatrical release. The Programming Fees to be paid by Starz Entertainment are based on the quantity and the domestic theatrical exhibition receipts of qualifying films. As these films have not yet been released in theatres, Starz Entertainment is unable to estimate the amounts to be paid under these output agreements. However, such amounts are expected to be significant.

        In connection with an option exercised by Sony to extend the Sony contract through 2013, Starz Entertainment has agreed to pay Sony a total of $190 million in four annual installments of $47.5 million beginning in 2011. Starz Entertainment's payments to Sony will be amortized ratably as programming expense over the three-year period beginning in 2012.

Guarantees

        Liberty guarantees Starz Entertainment's obligations under certain of its studio output agreements. At December 31, 2007, Liberty's guarantees for obligations for films released by such date aggregated $793 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, Starz Entertainment has recognized the liability for a portion of its obligations under the output agreements. As this represents a commitment of Starz Entertainment, a consolidated subsidiary of Liberty, Liberty has not recorded a separate liability for its guarantee of these obligations.

        In connection with agreements for the sale of certain assets, Liberty typically retains liabilities that relate to events occurring prior to its sale, such as tax, environmental, litigation and employment matters. Liberty generally indemnifies the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by Liberty. These types of indemnification guarantees typically extend for a number of years. Liberty is unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, Liberty has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

Employment Contracts

        The Atlanta Braves and certain of their players and coaches have entered into long-term employment contracts whereby such individuals' compensation is guaranteed. Amounts due under

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

guaranteed contracts as of December 31, 2007 aggregated $125 million, which is payable as follows: $63 million in 2008, $31 million in 2009 and $31 million thereafter. In addition to the foregoing amounts, certain players and coaches may earn incentive compensation under the terms of their employment contracts.

Operating Leases

        Liberty leases business offices, has entered into satellite transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $45 million, $32 million and $33 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        A summary of future minimum lease payments under noncancelable operating leases as of December 31, 2007 follows (amounts in millions):

Years ending December 31:
2008	$37
2009	$33
2010	$28
2011	$21
2012	$13
Thereafter	$38

        It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future lease commitments will not be less than the amount shown for 2007.

Litigation

        Liberty has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

Other

        During the period from March 9, 1999 to August 10, 2001, Liberty was included in the consolidated federal income tax return of AT&T and was a party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). Pursuant to the AT&T Tax Sharing Agreement and in connection with Liberty's split off from AT&T in 2001, AT&T was required to pay Liberty an amount equal to 35% of the amount of the net operating losses reflected in TCI's final federal income tax return ("TCI NOLs") that had not been used as an offset to Liberty's obligations under the AT&T Tax Sharing Agreement and that had been, or were reasonably expected to be, utilized by AT&T. In connection with the split off, Liberty received an $803 million payment for TCI's NOLs and recorded such payment as an increase to additional paid-in capital. Liberty was not paid for certain of TCI's NOLs ("SRLY NOLs") due to limitations and uncertainty regarding AT&T's ability to use them to offset taxable income in the future. In the event AT&T was ultimately able to use any of the SRLY NOLs, they would be required to pay Liberty 35% of the amount of the SRLY NOLs used.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

        In the fourth quarter of 2004, AT&T requested a refund from Liberty of $70 million, plus accrued interest, relating to losses that it generated in 2002 and 2003 and was able to carry back to offset taxable income previously offset by Liberty's losses. AT&T has asserted that Liberty's losses caused AT&T to pay $70 million in alternative minimum tax ("AMT") that it would not have been otherwise required to pay had Liberty's losses not been included in its return.

        In the fourth quarter of 2005, AT&T requested an additional $21 million relating to additional losses it generated and was able to carry back to offset taxable income previously offset by Liberty's losses. Liberty has accrued approximately $70 million representing its estimate of the amount it may ultimately pay (excluding accrued interest, if any) to AT&T as a result of these requests. Although Liberty has not reduced its accrual for any future refunds, Liberty believes it is entitled to a refund when AT&T is able to realize a benefit in the form of a credit for the AMT previously paid.

        Although for accounting purposes Liberty has accrued a portion of the amounts claimed by AT&T to be owed by Liberty under the AT&T Tax Sharing Agreement, Liberty believes there are valid defenses or set-off or similar rights in its favor that may cause the total amount that it owes AT&T to be less than the amounts accrued; and under certain interpretations of the AT&T Tax Sharing Agreement, Liberty may be entitled to further reimbursements from AT&T.

(20) Information About Liberty's Operating Segments

        Liberty is a holding company, which through its ownership of interests in subsidiaries and other companies, is primarily engaged in the video and on-line commerce, media, communications and entertainment industries. Upon completion of the Restructuring and the issuance of its tracking stocks, Liberty attributed each of its businesses to one of two groups: the Interactive Group and the Capital Group. Each of the businesses in the tracking stock groups is separately managed. Liberty identifies its reportable segments as (A) those consolidated subsidiaries that represent 10% or more of its consolidated revenue, earnings before income taxes or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of Liberty's pre-tax earnings. The segment presentation for prior periods has been conformed to the current period segment presentation.

        Liberty evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, operating cash flow, gross margin, average sales price per unit, number of units shipped and revenue or sales per customer equivalent.

        Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). Liberty believes this is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation, litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, operating cash flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Liberty generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

        For the year ended December 31, 2007, Liberty has identified the following consolidated subsidiaries as its reportable segments:

  •
  QVC—consolidated subsidiary included in the Interactive Group that markets and sells a wide variety of consumer products in the United States and several foreign countries, primarily by means of televised shopping programs on the QVC networks and via the Internet through its domestic and international websites.

  •
  Starz Entertainment—consolidated subsidiary included in the Capital Group that provides premium programming distributed by cable operators, direct-to-home satellite providers, other distributors and via the Internet throughout the United States.

  •
  Starz Media—consolidated subsidiary included in the Capital Group that develops, acquires, produces and distributes live-action and animated films and television productions for the home video, film, broadcast and direct-to-consumer markets.

        Liberty's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the summary of significant policies.

Performance Measures

	Years ended December 31,
	2007		2006		2005
	Revenue	Operating cash flow	Revenue	Operating cash flow	Revenue	Operating cash flow
	amounts in millions
Interactive Group
QVC	$7,397	1,652	7,074	1,656	6,501	1,422
Corporate and other	405	32	252	24	—	(5)

	7,802	1,684	7,326	1,680	6,501	1,417

Capital Group
Starz Entertainment	1,066	264	1,033	186	1,004	171
Starz Media	254	(143)	86	(24)	—	—
Corporate and other	301	(76)	168	(59)	141	(47)

	1,621	45	1,287	103	1,145	124

Consolidated Liberty	$9,423	1,729	8,613	1,783	7,646	1,541

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Other Information

	December 31,
	2007			2006
	Total assets	Investments in affiliates	Capital expenditures	Total assets	Investments in affiliates	Capital expenditures
	amounts in millions
Interactive Group
QVC	$20,620	—	276	19,100	104	254
Corporate and other	5,430	1,311	13	5,661	1,254	5
Intragroup eliminations	(6,724)	—	—	(4,941)	—	—

	19,326	1,311	289	19,820	1,358	259

Capital Group
Starz Entertainment	2,773	—	10	2,825	—	7
Starz Media	661	—	5	708	—	2
Corporate and other	23,053	506	12	23,804	484	10
Assets of discontinued operations	—	—	—	512	—	—

	26,487	506	27	27,849	484	19

Intergroup eliminations	(164)	—	—	(31)	—	—

Consolidated Liberty	$45,649	1,817	316	47,638	1,842	278

        The following table provides a reconciliation of segment operating cash flow to earnings (loss) from continuing operations before income taxes and minority interest:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Consolidated segment operating cash flow	$1,729	1,783	1,541
Stock-based compensation	(93)	(67)	(52)
Depreciation and amortization	(675)	(582)	(545)
Impairment of long-lived assets	(223)	(113)	—
Interest expense	(641)	(680)	(626)
Realized and unrealized gains (losses) on derivative instruments, net	1,269	(279)	257
Gains (losses) on dispositions, net	646	607	(361)
Other than temporary declines in fair value of investments	(33)	(4)	(449)
Other, net	342	323	117

Earnings (loss) from continuing operations before income taxes and minority interest	$2,321	988	(118)

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Revenue by Geographic Area

        Revenue by geographic area based on the location of customers is as follows:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
United States	$7,183	6,504	5,784
Germany	870	848	781
Other foreign countries	1,370	1,261	1,081

Consolidated Liberty	$9,423	8,613	7,646

Long-lived Assets by Geographic Area

	December 31,
	2007	2006
	amounts in millions
United States	$803	678
Germany	263	119
Other foreign countries	285	349

Consolidated Liberty	$1,351	1,146

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Quarterly Financial Information (Unaudited)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	amounts in millions, except per share amounts
2007:
Revenue	$2,123	2,193	2,251	2,856

Operating income	$249	227	199	63

Earnings from continuing operations	$327	902	319	417

Net earnings (loss):
Series A and Series B Liberty Capital common stock	$278	907	241	247

Series A and Series B Liberty Interactive common stock	$91	102	78	170

Basic earnings (loss) from continuing operations per common share:
Series A and Series B Liberty Capital common stock	$1.68	6.11	1.87	1.91

Series A and Series B Liberty Interactive common stock	$.14	.16	.12	.28

Diluted earnings (loss) from continuing operations per common share:
Series A and Series B Liberty Capital common stock	$1.68	6.11	1.85	1.90

Series A and Series B Liberty Interactive common stock	$.14	.16	.12	.28

Basic net earnings (loss) per common share:
Series A and Series B Liberty Capital common stock	$1.98	6.92	1.87	1.91

Series A and Series B Liberty Interactive common stock	$.14	.16	.12	.28

Diluted net earnings (loss) per common share:
Series A and Series B Liberty Capital common stock	$1.98	6.92	1.85	1.90

Series A and Series B Liberty Interactive common stock	$.14	.16	.12	.28

2006:
Revenue	$1,901	2,025	2,016	2,671

Operating income	$224	257	236	304

Earnings from continuing operations	$69	482	63	95

Net earnings (loss):
Series A and Series B common stock	$(26)	120	—	—

Series A and Series B Liberty Capital common stock	$—	269	(51)	42

Series A and Series B Liberty Interactive common stock	$—	89	114	283

Basic and diluted earnings (loss) from continuing operations per common share:
Series A and Series B common stock	$.02	.04	—	—

Series A and Series B Liberty Capital common stock	$—	1.94	(.36)	(1.34)

Series A and Series B Liberty Interactive common stock	$—	.13	.17	.43

Basic and diluted net earnings (loss) per common share:
Series A and Series B common stock	$(.01)	.04	—	—

Series A and Series B Liberty Capital common stock	$—	1.92	(.36)	.30

Series A and Series B Liberty Interactive common stock	$—	.13	.17	.43

QuickLinks

  Exhibit 99.3